                                                                       EXHIBIT 1





                            STOCK PURCHASE AGREEMENT

                                    Between


                               BIONUTRICS, INC.,
                              a Nevada corporation


                                      And


                                 AC HUMKO CORP.
                             a Delaware corporation

                             As of August 14, 1998

                                        TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           ----
Section 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Authorization, Purchase and Sale of Shares; Purchase Price; Warrants . . . . . . . . . . . . . . .  1
                 1.1      Authorization of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
                 1.2      Sale and Purchase of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
                 1.3      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
                 1.4      Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

Section 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Closing; Payment; Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
                 2.1      Closing Date and Place of Closing . . . . . . . . . . . . . . . . . . . . . . . .  2
                 2.2      Payment and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

Section 3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Representations of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
                 3.1      Organization and Corporate Power; Compliance With Laws  . . . . . . . . . . . . .  2
                 3.2      Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
                 3.3      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                 3.4      Existing Stockholder List and Agreements  . . . . . . . . . . . . . . . . . . . .  3
                 3.5      Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                 3.6      Financial Statements, Accounts Receivable and Inventories . . . . . . . . . . . .  3
                 3.7      Absence of Undisclosed Liabilities; Disclosure  . . . . . . . . . . . . . . . . .  4
                 3.8      Absence of Certain Developments . . . . . . . . . . . . . . . . . . . . . . . . .  4
                 3.9      Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
                 3.10     Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
                 3.11     Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
                 3.12     Intellectual Property Rights; Employee Restrictions . . . . . . . . . . . . . . .  5
                 3.13     Effect of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                 3.14     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                 3.15     Securities Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                 3.16     Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                 3.17     Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                 3.18     Environment Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
                 3.19     Information Supplied to Purchasers  . . . . . . . . . . . . . . . . . . . . . . .  8
                 3.20     Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
                 3.21     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
                 3.22     Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
                 3.23     Affiliated Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
                 3.24     Customers and Distributors  . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

Section 4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Representations and Warranties of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 4.1      Experience  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 4.2      Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 4.3      Access to Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 4.4      Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 4.5      Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 4.6      Effect of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

Section 5 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Conditions to Closing of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 5.1      Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . .  11
                 5.2      Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 5.3      Opinion of Company Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 5.4      Legal Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 5.5      Compliance Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 5.6      Technology and Exclusive Supply Agreements  . . . . . . . . . . . . . . . . . . .  11
                 5.7      Warrant Purchase Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 5.8      Proceedings and Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 5.9      Approvals and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                 5.10     Proprietary Information and Inventions Agreements . . . . . . . . . . . . . . . .  12
                 5.11     Qualifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 5.12     Certificates and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 5.13     Other Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 5.14     Director  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Section 6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Conditions to Closing of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 6.1      Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . .  13
                 6.2      Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 6.3      Compliance Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 6.4      Technology Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 6.5      Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

Section 7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Covenants of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 7.1      Basic Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 7.2      Additional Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 7.3      Prompt Payment of Taxes, etc. . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 7.4      Maintenance of Properties and Leases  . . . . . . . . . . . . . . . . . . . . . .  15
                 7.5      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 7.6      Accounts and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 7.7      Compliance With Requirements of Governmental Authorities  . . . . . . . . . . . .  15
                 7.8      Maintenance of Corporate Existence, etc.  . . . . . . . . . . . . . . . . . . . .  15
                 7.9      Availability of Common Stock for Warrant Exercise . . . . . . . . . . . . . . . .  16

                 7.10     Proprietary Information and Inventions Agreements . . . . . . . . . . . . . . . .  16
                 7.11     Legal Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 7.12     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 7.13     Compliance by Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 7.14     Indebtedness and Other Obligations  . . . . . . . . . . . . . . . . . . . . . . .  16
                 7.15     Conduct of Business of the Company  . . . . . . . . . . . . . . . . . . . . . . .  16
                 7.16     Valid Issuance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 7.17     Government Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 7.18     Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 7.20     Notices of Certain Events . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 7.21     Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 7.22     Listing of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 7.23     Right of First Refusal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 7.24     Purchaser's Director Nominee  . . . . . . . . . . . . . . . . . . . . . . . . . .  23

Section 8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Restrictions on Transferability of Securities; Compliance With Securities Act  . . . . . . . . . .  23
                 8.1      Restrictions on Transferability . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 8.2      Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 8.3      Restrictive Legend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 8.4      Notice of Proposed Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 8.5      Information by Holder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 8.6      Rule 144 Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 8.7      "Market Stand-off" Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .  25

Section 9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Registration under Securities Act, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 9.1      Registration of Registrable Securities on Request . . . . . . . . . . . . . . . .  25
                 9.2      Incidental Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 9.3      Registration Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 9.4      Underwritten Offerings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 9.5      Preparation; Reasonable Investigation . . . . . . . . . . . . . . . . . . . . . .  33
                 9.6      Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.7      Rule 144  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

Section 10  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 10.1     Obligation of the Company to Indemnify  . . . . . . . . . . . . . . . . . . . . .  36
                 10.2     Obligation of Purchaser to Indemnify  . . . . . . . . . . . . . . . . . . . . . .  37
                 10.3     Notice and Opportunity to Defend  . . . . . . . . . . . . . . . . . . . . . . . .  37

Section 11  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 11.1     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 11.2     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 11.3     Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 11.4     Entire Agreement; Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 11.5     Notices, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 11.6     Delays or Omissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 11.7     Separability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 11.8     No Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 11.9     Titles and Subtitles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 11.10    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

Disclosure Schedule referenced in Section 3

Exhibits

A        Warrant Purchase Agreements (referenced in section 1.4)
B        Corporate Capitalization (referenced in section 3.4)
C        Opinion of Counsel to Bionutrics, Inc. (referenced in section 5.3)
D        Technology Agreement (referenced in section 5.6)
E        Exclusive Supply Agreement (referenced in section 5.6)
F        Form of Proprietary Information and Invention Agreement (referenced in section 7.10)
G        Agreement for Purchase and Sale of Assets (referenced in section 7.18)

                 Stock Purchase Agreement dated as of August 14, 1998 between Bionutrics, Inc. (the "Company"), a Nevada corporation, having a principal place of business at 2425 East Camelback Road, Suite 650, Phoenix, Arizona 85016, and AC Humko Corp., a Delaware corporation, having a principal place of business at 7171 Goodlett Farms Parkway, Memphis, Tennessee 38101.

         Whereas the Company wishes to issue and sell, and Purchaser wishes to purchase, certain securities of the Company;

         Now therefore the Company and Purchaser agree as follows:

                                   Section 1

      Authorization, Purchase and Sale of Shares; Purchase Price; Warrants

         1.1 Authorization of Shares. The Company has authorized the sale and issuance of two million shares (the "Shares") of its Common Stock (as defined in section 3.3) and reserved an additional two million shares of Common Stock for issuance upon exercise of the Warrant Agreement (as defined in section 1.4)).

         1.2 Sale and Purchase of Shares. At the Closing (as defined in section 2.1), the Company shall, in reliance upon the representations, warranties and agreements contained herein, and subject to this agreement, issue and sell to Purchaser and Purchaser shall purchase from the Company the Shares.

         1.3 Purchase Price. The purchase price for the Shares is $4 million (the "Purchase Price").

         1.4 Warrants. On the Closing Date (as defined in section 2.1), the Company shall grant to Purchaser a warrant to purchase in the aggregate two million shares of Common Stock for a purchase price of $4 million pursuant to the form of warrant purchase agreement (the "Warrant Agreement") attached hereto as exhibit A.

                                   Section 2

                           Closing; Payment; Delivery

         2.1 Closing Date and Place of Closing. The closing of the purchase and sale of the Shares hereunder (the "Closing") shall be held immediately following the execution and delivery of this agreement (the "Closing Date"). The place of the Closing (including the place of delivery to Purchaser by the Company of the certificates evidencing the Shares and the place of payment to the Company by Purchaser of the Purchase Price) shall be at the offices of Friedman Siegelbaum LLP, 399 Park Avenue, 20th Floor, New York, New York 10022, or such other place including the offices of counsel to Purchaser as Purchaser shall designate by notice to the Company at least five business days prior to the Closing Date.

         2.2 Payment and Delivery. At the Closing Purchaser shall pay the Purchase Price to the Company by wire transfer, or such other form of payment as shall be mutually agreed upon by the parties.

                                   Section 3

                         Representations of the Company

         Subject to the Disclosure Schedule attached hereto, the Company makes the following representations and warranties to Purchaser:

         3.1 Organization and Corporate Power; Compliance With Laws. The Company and each of its subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their states of incorporation as set forth in the Disclosure Schedule and are qualified to do business as foreign corporations in each jurisdiction listed on the Disclosure Schedule, which are all the jurisdictions in which such qualification is required.

The Company and each of its subsidiaries have all required corporate power and authority to own their property, to carry on their business as currently conducted and in the case of the Company to enter into and perform this agreement and the other agreements to be executed by the Company in connection with this agreement (collectively, the "Investment Documents"), and generally to carry out the transactions contemplated hereby. A copy of the certificate of incorporation and by-laws of the Company, as amended to date, have been furnished to Purchaser by the Company. Neither the Company nor any of its subsidiaries is in violation of any term of its certificate of incorporation or by-laws, or in violation of any term of any agreement (written or oral), instrument, judgment, decree, order, authorization, law, statute, rule or government regulation applicable to it or to which it is a party or by which it is bound.

         3.2 Authorization. The Investment Documents are valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws applicable to creditors' rights and remedies and to the exercise of judicial discretion in accordance with general principles of equity. The execution, delivery and performance of the Investment Documents have been duly authorized by all necessary corporate or other action of the Company. The issuance, sale and delivery of the Shares in accordance with this agreement have been duly authorized and issued or reserved for issuance as the case may be by all necessary corporate action on the part of the Company. The Shares when issued, sold and delivered against payment therefor in accordance with this agreement will be duly and validly issued, fully paid and non-assessable. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity is required of the Company in connection with the execution and delivery of the Investment Documents and the issuance and delivery of the Shares in accordance with this Agreement or the consummation of any other transaction contemplated hereby or by the other Investment Documents.

         3.3 Capitalization. The authorized capital stock of the Company consists of 45 million shares of common stock, $.001 par value ("Common Stock"), of which 18,319,381 shares are issued and outstanding, and five million shares of Preferred Stock, none of which is issued and outstanding.
All the issued and outstanding shares of Common Stock have been, and upon issuance at the Closing the Shares will be, duly authorized and validly issued, fully paid and nonassessable and issued in compliance with applicable federal and state securities laws. Except as contemplated by the Investment Documents
(a) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (b) there is no commitment or offer of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Company, (c) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof and (d) there are no restrictions on the transfer of the Company's capital stock other than those arising from securities laws. No person or entity is entitled to
(e) any preemptive or similar right with respect to the issuance of any capital stock of the Company or (f) any rights with respect to the registration of any capital stock of the Company under the Securities Act of 1933, as amended.

         3.4 Existing Stockholder List and Agreements. Attached as exhibit B is the capitalization table of the Company, prepared both on an outstanding and fully diluted basis, showing the number of shares of Common Stock or other securities, including options and warrants, of the Company held by any person or entity as of the date of this agreement. There are no agreements, written or oral, between the Company and any holder of its capital stock, or to the knowledge of the Company between or among any holders of its capital stock, relating to the acquisition, disposition or voting of the capital stock of the Company.

         3.5 Subsidiaries. The Company's subsidiaries are set forth on the Disclosure Schedule and are wholly owned either directly or indirectly by the Company. Neither the Company nor its key executives owns or controls, directly or indirectly, any other corporation, association or business entity.

         3.6     Financial Statements, Accounts Receivable and Inventories.

                 (a) Included in the Disclosure Schedules are (i) the consolidated, audited balance sheet of the Company (the "Audited Balance Sheet") as of October 31, 1997, (the "Audited Balance Sheet Date") and the consolidated related statements of operations, statements of stockholders' equity and statements of cash flows for the 12-month period then ended and (ii) an unaudited balance sheet of the Company (the "Interim Balance Sheet") as of June 30, 1998, (the "Interim Balance Sheet Date") and the related statement of operations for the eight-month period then ended (collectively, the "Financial Statements"). The Financial Statements (including the footnotes thereto) were prepared in accordance with generally accepted accounting principles consistently applied during the period covered thereby, are in accordance with the books and records of the Company and fairly present the financial position of the Company on the dates of such statements and the results of its operations for the periods covered thereby.

                 (b) All accounts receivable reflected on the Interim Balance Sheet of the Company have arisen from bona fide transactions in the ordinary course of business of the Company. Except as reserved for on the Interim Balance Sheet, all accounts receivable reflected on the Interim Balance Sheet are collectible in the ordinary course of business in the recorded amounts thereof.

                 (c) The inventories of the Company as reflected on the Interim Balance Sheet consist only of material in merchantable condition and saleable or usable in the ordinary course of business.

         3.7 Absence of Undisclosed Liabilities; Disclosure. Except as disclosed on the Interim Balance Sheet, the Company does not have any liabilities that would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, other than those incurred since the Interim Balance Sheet Date in the ordinary course of business consistently with past practice. The Company's filings made pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of their respective dates, did not contain any untrue statement of a material fact and did not omit to state any material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made.

         3.8 Absence of Certain Developments. Since the Interim Balance Sheet Date there has been (a) no material adverse effect on the business, operations, assets or financial condition of the Company (a "Material Adverse Effect"), (b) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company, (c) no waiver of any valuable right of the Company or cancellation of any debt or claim held by the Company, (d) no loan by the Company to any officer, director, employee or stockholder of the Company or any of its subsidiaries, or any agreement or commitment therefor, (e) no increase, direct or indirect, in the compensation paid or payable to an officer, director, employee or agent of the Company, (f) no material loss, destruction or damage to any property of the Company insured or not, (g) no labor dispute involving the Company and no material change in the key management of the Company or the terms and conditions of their employment, (h) no acquisition or disposition of material assets of (or any contract or arrangement therefor), or any other material transaction by, the Company except in the ordinary course of business and (i) no material modification or amendment or cancellation of any material contract or agreement.

         3.9 Title to Properties. The Company and each of its subsidiaries have good and marketable title to, or a valid leasehold interest in, all its properties and assets, free and clear of all liens or encumbrances, except as disclosed in the Interim Balance Sheet. All machinery and equipment included in such assets necessary to the business of the Company are in good condition and repair, and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the leasehold interest. Neither the Company nor any of its subsidiaries is in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned properties, if any. Neither the Company nor any of its subsidiaries, in its capacity as lessee, is in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its leased properties. Neither the Company nor any of its subsidiaries has received any notice of any such violation with which it has not complied.

         3.10 Tax Matters. The Company has filed all foreign, federal, state and local income, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed by it and has paid all taxes shown thereon to be due or assessed to date. All taxes and other assessments and levies that the Company is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities or been set aside or reserved and will be paid over when due. With respect to the income tax returns of the Company, the Company has not received written notice of any audit or of any proposed deficiencies from any taxing authority, and no controversy with respect to taxes of any type is pending or threatened. No waivers of applicable statutes of limitations with respect to any taxes owed by the Company for any year are in effect.

         3.11    Contracts and Commitments.  Included as part of the Disclosure
Schedule is a list of each agreement to which the Company or any of its subsidiaries is a party or by which it or any of its properties is bound material to the conduct and operations of its business. All such agreements are valid and binding on the Company or such subsidiary and all other parties thereto and are in full force and effect. Neither the Company nor any of its subsidiaries is a party to any contract, obligation or commitment, nor does it have any employment contract; stock redemption or purchase agreement or financing agreement or license, distributor or sales representative agreement or agreement with an officer, director, employee or stockholder of the Company or person or organization related to or affiliated with any officer, director or stockholder of the Company or pension, profit-sharing, retirement or stock option plan. No key employee of the Company or any of its subsidiaries who has been employed by the Company or any of its subsidiaries for the past 12 months is a party to any outstanding contract, obligation or commitment with any prior employer. Neither the Company including its subsidiaries nor any of its employees, officers or directors is a party to any oral or written contract or agreement prohibiting them from freely competing or engaging in the business of the Company or such subsidiary. Neither the Company nor any of its subsidiaries is in material default under any contract, obligation or commitment and there is no state of facts that upon notice or lapse of time or both would constitute such a default.

         3.12    Intellectual Property Rights; Employee Restrictions.

         (a) All patents (including but not limited to all continuation or divisional applications, reissued and reexamined patents, any foreign counterpart patents or foreign counterpart patent applications), trade secrets (including but not limited to customer lists, invention disclosures, experimental data, manufacturing processes, hardware designs, programming processes, software and other confidential information), copyrights, copyright applications, registered and unregistered trademarks, registered and unregistered service marks, and tradenames owned by, under an obligation of assignment to, or licensed to, the Company or its subsidiaries and used in the conduct of the business of the Company or its subsidiaries (the "Intellectual Property Rights") are set forth on the Disclosure Schedule. All registrations, issued letters patent, and certificates for such Intellectual Property Rights are in good standing, duly maintained, and in full force and effect.

         (b) All agreements between the Company and its subsidiaries, on the one hand, and any third party on the other hand, granting the Company and its subsidiaries or such third party, the right to use or practice any rights under the Intellectual Property Rights, including without limitation patent or trade secret licenses under third party owned patents, copyrights, or trade secrets, (collectively referred to as "Third Party License Agreements") are set forth on the Disclosure Schedule.

         (c) The Company or its subsidiaries have exclusive ownership of, or the exclusive license to use, free and clear of claims and rights of all third parties, the Intellectual Property Rights. No present or former director, consultant or employee of the Company or its subsidiaries has any rights in or to any of the Intellectual Property Rights and there are no pending or threatened Claims (as defined in section 3.12(d)) relating to the
scope, ownership or use of the Intellectual Property Rights.   Nor do any of
the employees of the Company or the subsidiaries have any agreement or arrangement with a former employer relating to patents, confidential information, or trade secrets, and no activity of any employee on behalf of the Company or any of its subsidiaries violates any agreement or arrangement that such employee has with a former employer. The Company or its subsidiaries own free and clear of any and all encumbrances, or are otherwise licensed to use or have the right to use, the Intellectual Property Rights used in or necessary for the conduct of its business, and can freely assign, license, convey, or transfer such Intellectual Property Rights without alteration or impairment of such rights.

         (d) No claims, demands, suits and causes of action (the "Claims") have been asserted and, to the Company's and its subsidiaries' knowledge, no Claims have been threatened or are contemplated by any third party with respect to the use of any Intellectual Property Right or challenging the validity or enforceability of any Third Party License Agreement granting rights to the Company or its subsidiaries to the Intellectual Property Rights, and to the Company's knowledge, there exists no valid basis for any such Claim. The use of such Intellectual Property Right and the conduct of the business of the Company and its subsidiaries do not infringe, misappropriate, or otherwise violate the patent, trade secret, trademark, or copyright of any third party, and to the Company 's knowledge, no third party is infringing upon, misappropriating or otherwise violating the Intellectual Property Rights of the Company or any of its subsidiaries.

         3.13 Effect of Transactions. The execution, delivery and performance by the Company or any subsidiaries of the Investment Documents does not and will not conflict with or result in any default or the acceleration of any obligations under any contract to which the Company or any of its subsidiaries is a party or to which the Company or any of its subsidiaries or its properties or business is bound, or any charter provision, by-law or corporate restriction of the Company or any of its subsidiaries or the creation of any lien or encumbrance of any nature upon any of the properties or assets of the Company or any of its subsidiaries, except as contemplated by the Investment Documents, or violate any agreement, judgment, decree, order, law, statute, rule or regulation of any federal, state or local government or agency applicable to the Company or any of its subsidiaries.

         3.14 Litigation. There is no litigation or governmental proceeding or investigation pending or threatened (a) against the Company or any of its subsidiaries affecting any of its properties or assets, or (b) that may adversely affect the business, properties, assets or financial condition of the Company or (c) that may challenge the validity or performance by the Company of the Investment Documents.

         3.15    Securities Laws.   The offer, issuance and sale of the Shares
in accordance with this Agreement will be in compliance with applicable federal and state securities laws.

         3.16 Business. The Company and each of its subsidiaries have all necessary franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct its business as presently conducted, all of which are listed on the Disclosure Schedule.

         3.17 Books and Records. The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.

         3.18    Environment Compliance.

                 (a) The Company and each of its subsidiaries are currently in compliance with all Environmental Laws (as defined below) applicable to its business or the Facilities (as defined below) and has obtained all permits, consents, approvals, authorizations, registrations, certificates and licenses ("Environmental Permits") required under or issued pursuant to Environmental Laws necessary in order to conduct the Company's and its subsidiaries' business as now conducted or to effect the transactions contemplated by the Investment Documents. All such Environmental Permits are in full force and effect, the Company and each of its subsidiaries are in material compliance therewith and neither the Company nor any subsidiary has received any notice of pending or threatened proceedings to revoke, suspend or deny the renewal of any Environmental Permit.

                 (b) No lien has been imposed on or asserted against the Facilities or other property of the Company or any subsidiary under any Environmental Laws by any Governmental Entity (as defined below) arising from or in connection with the presence, use, Release (as defined below), removal, abatement or remediation of Hazardous Materials (as defined below).

                 (c) There is not now nor to the Company's knowledge has there ever been located at any of the Facilities any underground storage tanks, subsurface disposal units, surface impoundments, lagoons, landfills, disposal sites, areas or vessels used or intended for the treatment, storage or disposal of Hazardous Materials.

                 (d) As used in this agreement the following terms shall have the following meanings:

                          "Environment Laws" means all federal, regional,
state, county or local laws, statutes or ordinances, decisional law, rules, regulations, codes, orders, decrees, notices, directives, guidance and judgments relating to public health or safety, pollution, damage to or protection of the environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Occupational Health and Safety Act, 29 U.S.C. 653, 655 and 657, the Safe Drinking Water Act, U.S.C. 300F, et seq. and the laws and regulations administered by the Louisiana Department of Environmental Quality and the Illinois EPA relating to the business of Nutrition Technology Corporation and InCon Technologies, Inc.

                          "Facilities" means all plants, offices, manufacturing
or other facilities owned, operated, leased, managed, used, controlled or occupied by the Company or any subsidiary in connection with its business.

                          "Governmental Entity" means each federal, state,
regional, county or local governmental agency, department, commission, board, bureau, instrumentality and political subdivision thereof authorized or having jurisdiction to enforce Environmental Laws.

                          "Hazardous Materials" means any material or substance
defined as or included in the definition of pollutants, toxic substances, toxic pollutants, hazardous materials, hazardous constituents, hazardous wastes, hazardous substances or terms of similar import defined in or otherwise regulated under any Environmental Law including asbestos and liquid petroleum products.

                          "Release" means an intentional or unintentional
release, discharge, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping into the environment.

         3.19 Information Supplied to Purchasers. Neither this agreement, the Disclosure Schedule, exhibits attached hereto, the other Investment Documents nor any other document or certificate to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or in the case of the Disclosure Statement omits to state a material fact necessary in order to make the statements contained herein relating to Section 3 or therein not misleading.

         3.20 Brokerage. There are no claims for and no person is entitled to any brokerage commission, finder's fee or similar compensation in connection with the transactions contemplated by this agreement based on any arrangement or agreement made by or on behalf of the Company or any subsidiary or by which it is bound.

         3.21 Employee Benefit Plans. The Company is and has been in material compliance with the provisions of all laws or rules or regulations applicable to any employee benefit plan maintained or contributed to by the Company for the benefit of its employees and there are no claims pending or threatened with respect to any such employee benefit plan. The Company does not maintain or contribute to, and has never maintained or contributed to, any qualified retirement plan subject to the minimum funding requirements of
Section 412 of the Internal Revenue Code of 1986, as amended. There are no unfunded obligations of the Company under any retirement, pension, profit-sharing or deferred compensation plan or program. The Company is not required to make any payment or contribution to any employee benefit plan pursuant to any collective bargaining agreement. The Company has never maintained or contributed to any employee benefit plan providing or promising any health or other non-pension benefits to terminated employees. For the purpose of this section, the term Company includes all entities that have controlled, have been under the control of, or have been under common control with, the Company.

         3.22 Employees. Neither the Company nor any of its subsidiaries has received notice that any director or key employee has any plan to terminate his or her relationship with the Company or subsidiary. None of the employees of the Company including its subsidiaries is represented by any labor union or covered by any collective bargaining agreement, the Company is not aware of any effort to certify a labor union or bargaining unit or similar organization effort with respect to its employees and there is no labor strike or other labor trouble pending or threatened with respect to the Company or any subsidiary.

         3.23 Affiliated Transactions. All transactions between the Company, including it subsidiaries, and any officer, employee or stockholder of the Company or subsidiary or persons controlled by or affiliated with such officer, employee or stockholder, have been conducted on an arms-length basis. Included in the Disclosure Schedule are all transactions with any such person entered into during 1997 and 1998, whether or not in effect, and such transactions currently in effect.

         3.24 Customers and Distributors. Set forth on the Disclosure Schedule are (a) the representatives or distributors of the services and products of the Company including its subsidiaries (whether pursuant to a commission, royalty or other arrangement) and (b) the ten customers who account for the largest sales of the Company including its subsidiaries, or if larger the number that accounts for 75% of such sales, for the 12-month period ending June 30, 1998

(collectively, the "Customers and Distributors"). No Customer or Distributor has any plan to terminate its relationship with, or to materially reduce the volume of business conducted with, the Company or any subsidiary.

                                   Section 4

                  Representations and Warranties of Purchaser

                 Purchaser represents and warrants to the Company as follows:

         4.1 Experience. Purchaser has such knowledge and experience that it is capable of evaluating the risks and merits of an investment in the Company.

         4.2 Investment. Purchaser is acquiring the Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. The parties stipulate that the Shares, and the shares of Common Stock issuable under the Warrant Agreements have not been registered under the Securities Act by reason of an exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of its investment intent as expressed herein.

         4.3 Access to Data. Purchaser has had an opportunity to discuss the Company's including each of its subsidiaries, business, management and financial affairs with its management and has had the opportunity to review the Company's and each subsidiaries' facilities.

         4.4 Authority. Purchaser has full power and authority to execute, deliver and perform this agreement in accordance with its terms. Purchaser has been duly organized as a corporation under the laws of Delaware and is legally existing and in good standing in such jurisdiction.

         4.5 Enforceability. This agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws applicable to creditors' rights and remedies and to the exercise of judicial discretion in accordance with general principles of equity.

         4.6 Effect of Transactions. The execution, delivery and performance by Purchaser of the Investment Documents does not and will not conflict with or result in any default or the acceleration of any obligations under any material contract, obligation or commitment of Purchaser or the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of Purchaser, or violate any instrument, agreement, judgment, decree, order, statute, rule or regulation of any federal, state or local government or agency applicable to Purchaser.

                                   Section 5

                       Conditions to Closing of Purchaser

         The obligation of Purchaser to purchase the Shares at the Closing is subject to the fulfillment to its satisfaction on or prior to the Closing Date of each of the following conditions:

         5.1 Accuracy of Representations and Warranties. The representations and warranties made by the Company in section 3 shall be correct when made, and shall be correct on the Closing Date with the same force and effect as if made on and as of the Closing Date.

         5.2 Performance. All covenants, agreements and conditions contained in this agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with.

         5.3 Opinion of Company Counsel. Purchaser shall have received from counsel to the Company an opinion addressed to it, dated the Closing Date, in substantially the form attached as exhibit C.

         5.4 Legal Investment. At the time of the Closing, the purchase of the Shares by Purchaser shall be legally permitted by the laws and regulations to which it and the Company are subject.

         5.5 Compliance Certificate. The Company shall have delivered to Purchaser a certificate of the chief executive officer and chief financial officer of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in sections 5.1 and 5.2 of this agreement and other matters that Purchaser may reasonably request.

         5.6 Technology and Exclusive Supply Agreements. The parties shall have entered into and closed under a technology agreement ("the Technology Agreement") in substantially the form of exhibit D and exclusive supply agreement (the "Supply Agreement") in substantially the form of exhibit E.

         5.7 Warrant Purchase Agreements. The Company shall have executed and delivered to Purchaser the Warrant Agreements.

         5.8 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to Purchaser and its counsel.

         5.9 Approvals and Consents. The Company shall have duly received all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of all federal, state and local governmental authorities, by any third parties pursuant to the terms of any agreement to which the Company is a party or by the National Association of Securities Dealers, Inc. or any other body or agency with jurisdiction, by contract or otherwise, over the Company, necessary for the issuance of the Shares by the Company and the consummation of the transactions contemplated hereby, and all thereof shall be in full force and effect at the time of the Closing. The Company shall have delivered to the Purchaser an officer's certificate, dated the Closing Date, to such effect.

         5.10 Proprietary Information and Inventions Agreements. Each person employed by the Company who has access to proprietary information concerning the Company shall have executed and delivered to the Company a Proprietary Information and Inventions Agreement in substantially the form of exhibit F.

         5.11 Qualifications. All authorizations, approvals, or permits of any governmental authority or regulatory body required in connection with the lawful issuance and sale of the Shares pursuant to this agreement, and the issuance of Common Stock pursuant to the Warrant Agreement shall have been duly obtained and shall be effective on and as of the Closing.

         5.12 Certificates and Documents. The Company shall have delivered to Purchaser:

                 (a) a copy of the certificate of incorporation of the Company, as in effect immediately prior to the Closing, certified within ten days of the Closing Date by the Secretary of State of Nevada, and a certificate, as of the most recent practicable date within five days of the Closing Date, of the Secretary of State of Nevada as to the

Company's corporate good standing and of the Secretaries of State of the jurisdictions of organization of its subsidiaries as to their good standing; and

                 (b) a certificate of the secretary of the Company dated as of the Closing Date, certifying as to (i) the incumbency of the officers of the Company executing the Investment Documents and all other documents executed and delivered in connection herewith, (ii) the by-laws of the Company as in effect as of the Closing Date and (iii) a copy of the resolutions of the board of directors of the Company authorizing the Company's execution, delivery and performance of the Investment Documents, all matters in connection with the Investment Documents and the transactions contemplated thereby.

         5.13 Other Matters. All corporate and other proceedings in connection with the transactions contemplated at the Closing by this agreement, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to Purchaser, and Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request. Purchaser shall have had an opportunity to conduct and shall be satisfied with such further technical audits and other due diligence investigations as it deems necessary in connection with the investment contemplated hereby based upon the Investment Documents All consents and approvals required to be obtained by the Company in order to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

         5.14 Directors. All such action shall have been taken as may be necessary to elect the nominee designated by the Purchaser to the Company's board of directors effective upon the Closing.

                                   Section 6

                      Conditions to Closing of the Company

         The Company's obligation to sell the Shares to be purchased at the Closing is subject to the fulfillment to its satisfaction on or prior to the Closing Date of each of the following conditions:

         6.1 Accuracy of Representations and Warranties. The representations and warranties made by Purchaser pursuant to section 4 shall be correct when made and on the Closing Date.

         6.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date shall have been performed or complied with in all respects.

         6.3 Compliance Certificate. Purchaser shall have delivered to the Company a certificate, dated the Closing Date, certifying to the fulfillment of the conditions specified in sections 6.1 and 6.2.

         6.4 Technology Agreements. Purchaser shall have executed and delivered the Technology and Supply Agreement substantially in the forms attached hereto as exhibit D and E and paid the $2 million of consideration under the Technology Agreement.

         6.5 Other Matters. All partnership proceedings on behalf of Purchaser in connection with the transactions contemplated at the Closing by this Agreement, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Company, and the Company shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

                                   Section 7

                            Covenants of the Company

         The Company covenants and agrees, so long as (except as otherwise stated) Purchaser owns the Shares, as follows:

         7.1 Basic Financial Information. The Company shall furnish the following reports to Purchaser:

                 (a) As soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, a consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal year, and consolidated statements of income and sources and applications of funds of the Company and its subsidiaries for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of recognized national standing selected by the Company.

                 (b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, a consolidated balance sheet of the Company and its subsidiaries as of the end of each such quarterly period, and consolidated statements of income and sources and applications of funds of the Company and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company.

                 (c) Such other financial information as Purchaser may request including certificates of the principal financial officer of the Company concerning compliance with the covenants of the Company under this section 7.

         7.2 Additional Information. The Company shall permit any authorized representatives of Purchaser to visit and inspect any of the properties of the Company and its subsidiaries, including its books of account, and to discuss its affairs, finances and accounts with the Company's officers and its independent public accountants, all at such reasonable times and as
often as any such person may reasonably request.   The Company shall deliver to
each such authorized representative of Purchaser the following reports:

                 (a) For the first nine months after the Closing Date, as soon as practicable after the end of each month and in any event within 30 days thereafter, a consolidated balance sheet of the Company and its subsidiaries as at the end of such month, and consolidated statements of income and of sources and applications of funds of the Company and its subsidiaries, for each month prepared (except for footnotes) in accordance with generally accepted accounting principles consistently applied, together with a comparison of such statements to the Company's operating plan then in effect and approved by its Board of Directors, and certified, subject to changes resulting from year-end audit adjustments, by the principal financial or accounting officer of the Company.

                 (b) For the first nine months after the Closing Date, as soon as available (but in any event within 60 days after the commencement of its fiscal year) a summary of the financial plan of the Company, as contained in its operating plan approved by the Company's board of directors. Any material changes in such financial plan shall be submitted as promptly as practicable after such changes have been approved by the board of directors.

                 (c) With reasonable promptness, such other information and data with respect to the Company and its subsidiaries as any such person may form time to time reasonably request under disclosure and use conditions reasonably imposed by the Company.

         7.3 Prompt Payment of Taxes, etc. The Company shall promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or any subsidiary provided that any such tax, assessment, charge or levy need not be paid if the validity thereof is contested in good faith by appropriate proceedings and if the Company sets aside on its books adequate reserves with respect thereto and provided further that the Company shall pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. The Company shall promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to operations of the Company and its subsidiaries.

         7.4 Maintenance of Properties and Leases. The Company shall keep its properties and those of its subsidiaries in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto. The Company and its subsidiaries shall at all times comply with leases to which any of them is a party or under which any of them occupies property if the breach thereof might have a material adverse effect on the condition, financial or otherwise, or operations of the Company or such subsidiary.

         7.5 Insurance. The Company shall keep its assets and those of its subsidiaries that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, extended coverage and explosion in amounts sufficient to prevent the Company or any subsidiary from becoming a co-insurer and not in any event less than 100% of the insurable value of the property insured, and the Company shall maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

         7.6 Accounts and Records. The Company shall keep true records and books of account in which full, true and correct entries are made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

         7.7 Compliance With Requirements of Governmental Authorities. The Company and each of its subsidiaries shall meet all valid requirements of governmental authorities relating to the conduct of their businesses or to their property or assets.

         7.8 Maintenance of Corporate Existence, etc. The Company and each of its subsidiaries shall maintain in full force and effect its corporate existence, rights and franchises and all licenses other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it or any subsidiary and deemed by the Company to be necessary to the conduct of its business.

         7.9 Availability of Common Stock for Warrant Exercise. The Company, from time to time, shall increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance is insufficient to permit exercise of the Warrant Agreement.

         7.10 Proprietary Information and Inventions Agreements. The Company and each person now or hereafter employed by it or any subsidiary with access to confidential information shall enter into a Proprietary Information and Inventions Agreement in substantially the form of exhibit E.

         7.11 Legal Fees. Each party shall pay their own respective legal fees and out-of-pocket expenses with respect to this agreement, and the Closing documents and transactions contemplated hereby and thereby.

         7.12 Use of Proceeds. The Company shall use the proceeds from the sale of the Shares and the closing of the Technology Agreement and the other cash received by the Company from Purchaser pursuant to that certain agreement for purchase and sale of assets to be negotiated by Purchaser and the Company based upon the form submitted by Purchaser and attached as exhibit G (the "Asset Purchase Agreement") to satisfy outstanding balance sheet obligations of the Company and for working capital as set forth on the Disclosure Schedule.

         7.13 Compliance by Subsidiaries. The Company shall cause any subsidiary that it may organize in the future to comply with this section 7.

         7.14 Indebtedness and Other Obligations. Included as part of the Disclosure Schedule is a true and complete list of all outstanding obligations, specifically noting all dollar amounts due and owing, of the Company and/or its subsidiaries, including without limitation, all trade payables, accounts payables, promissory notes, guarantees and other borrowings of whatever nature incurred or outstanding as of August 7, 1998.

         7.15 Conduct of Business of the Company. During the period from the date of this agreement to the Closing Date (except for transactions contemplated by this agreement), the Company shall and shall cause its subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Closing Date. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this agreement, the Company shall not, and shall not permit any of its subsidiaries to, during such period:

                          (a)     (A) declare, set aside or pay any dividends
on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to the Company or a wholly owned subsidiary of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect, in lieu of or substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with the exercise of outstanding stock options and warrants and satisfaction of withholding obligations under outstanding stock operations and restricted stock;

                          (b)     issue, deliver, sell, pledge or otherwise
encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than, in the case of the Company, the issuance of shares of Common Stock upon the exercise of stock options and warrants outstanding on the date of this agreement in accordance with their current terms;

                          (c)     amend its Articles of Incorporation, By-laws
or other comparable charter or organizational document;

                          (d)     acquire or agree to acquire (A) by merging or
consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that, in each case, would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases in the ordinary course of business consistent with past practice;

                          (e)     sell, lease, mortgage, pledge, grant a lien
on or otherwise encumber or dispose of any of its properties or assets, except
(A) sales or leases in the ordinary course of business consistent with past practice and (B) other immaterial transactions not in excess of $100,000 in the aggregate;

                          (f)     (A) incur indebtedness for borrowed money or
guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under currently existing revolving credit facilities incurred in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other person that would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

                          (g)     make or incur any new capital expenditure
(other than purchases in the ordinary course of business) that, singly or in the aggregate with all other expenditures, would exceed $100,000;

                          (h)     make any material election relating to taxes
or settle or compromise any material tax liability;

                          (i)     pay, discharge or satisfy any claims,
liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Exchange Act documents or incurred in the ordinary course of business consistent with past practice;

                          (j)     waive the benefits of, or agree to modify in
any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

                          (k)     adopt a plan of complete or partial
liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                          (l)     enter into any new collective bargaining
agreement;

                          (m)     change any material accounting principle used
by it, except as required by regulations promulgated by the Securities and Exchange Commission (the "Commission") or as mandated by accounting boards or bodies;

                          (n)     settle or compromise any litigation (whether
or not commenced prior to the date of this agreement) other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $100,000, or (B) in consultation and cooperation with the Purchaser, and, with respect to any such settlement, with the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed;

                          (o)     except for those contracts and agreements
entered into in the ordinary course of business, without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, enter into any joint venture or partnership contract or agreement;

                          (p)     amend (except as may be required by law) any
bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of the Company or any of its subsidiaries, or, except as provided in an existing benefit plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement;

                          (q)     grant any new or modified severance or
termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof;

                          (r)     permit any of its subsidiaries to, take any
action that would, or that could reasonably be expected to, result (i) in any of the representations and warranties of the Company set forth in this agreement becoming untrue or (ii) in any of the covenants contained in this agreement becoming unperformable. Pending the Closing the Company will promptly advise the Purchaser of any action or event of which it becomes aware that has the effect of making incorrect any of such representations or warranties or that has the effect of rendering unperformable any of such covenants;

                          (s)     authorize any of, or commit or agree to take
any of, the foregoing actions;

         7.16 Valid Issuance. the Company covenants that the Shares will, upon issuance and upon full payment therefor in accordance with the terms hereof, and the common stock underlying the Warrant Agreement will, upon exercise thereof pursuant thereto, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         7.17 Government Regulations. The Company covenants that it will comply, and will cause each of its subsidiaries to comply, with all applicable governmental restrictions and regulations, the failure to comply with which would have a material adverse effect on the business or financial condition of the Company and its subsidiaries taken as a whole, and obtain and maintain in good standing all licenses, permits and approvals from any and all governments, governmental commissions, boards or agencies of jurisdictions in which it or any of its subsidiaries carries on business required in respect of the operations of the Company or any of its subsidiaries, the failure to comply with which would have a material adverse effect on the business or financial condition of the Company and its subsidiaries taken as a whole.

         7.18 Further Assurances. The Company covenants that it shall cooperate with the Purchaser and execute such further instruments and documents as the Purchaser shall request to carry out to the reasonably satisfaction of the Purchaser the transactions contemplated by this agreement. The Company further agrees to mutually negotiate in good faith and to finalize, execute and deliver the Asset Purchase Agreement.

         7.19 Securities Act Registration Statements. The Company covenants that the Purchaser shall have the right, at any time when it may be deemed to be a controlling person of the Company, to participate in the preparation of any underwritten registration statement of the Company (regardless of whether or not the Purchaser will be a selling security holder in connection with such registration statement) and to request the insertion therein of material furnished to the Company in writing that in the Purchaser's judgment should be included. In connection with such registration statement the Company will indemnify Purchaser, its members, officers and directors and each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus or any amendment thereof or supplement thereto or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement or alleged untrue statement or omission or alleged omission written information furnished to the Company by Purchaser expressly for use in such registration statement. If, in connection with any such registration statement, Purchaser shall furnish written information to the Company expressly for use in the registration statement, Purchaser will indemnify the Company, its directors, each of its officers who signs such registration statement and each person, if any, who controls the Company within the meaning of the Securities Act against all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or any preliminary prospectors or any amendment thereto or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or such omission or alleged omission attributable to written information to the Company expressly for use in the registration statement, Purchaser will indemnify the Company, its directors, each of its officers who signs such registration statement and each person, if any, who controls the Company within the meaning of the Securities Act against all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or any preliminary prospectus or any amendment thereto or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or such omission or alleged omission attributable to information so furnished in writing by the Purchaser for use therein.

         7.20 Notices of Certain Events. The Company shall promptly give notice to the Purchaser (i) of any default or event of default that has not been cured within any applicable grace period under any indebtedness of the Company or any of its subsidiaries, and contractual obligation of the Company or any of its subsidiaries or (ii) of any pending or threatened litigation, investigation or proceeding to which the Company or any of its subsidiaries is or is threatened to be a party and of which the Company has been given notice; provided that any such default litigation, investigation or proceeding would have a material adverse effect on the business or financial condition of the Company and its subsidiaries taken as a whole. Any notice delivered pursuant to this Section 7.19 shall be accompanied by an officer's certificate specifying the details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

         7.21 Environmental Laws. The Company and its subsidiaries shall comply with all applicable Environmental laws the failure to comply with which would have a material adverse effect on the business or financial condition of the Company and its subsidiaries taken as a whole. If the Company or any subsidiary shall receive written notice that there exists a violation of Environmental law with respect to its operations or any real property owned, formerly owned, used, or leased thereby, which violation could have a material adverse effect on the business or financial condition of the Company and its subsidiaries taken as a whole, the Company shall immediately notify in writing the Purchaser. Furthermore, if the Company or any subsidiary shall receive written notice that there exists a violation of Environmental law with respect to its operations or any real property owned, formerly owned, used or leased thereby, which violation could have a material adverse effect on the business or financial condition of the Company and its subsidiaries taken as a whole, the Company shall within the time period permitted by the applicable governmental authority (unless otherwise contested by the Company in good faith) remove or remedy such violation in accordance with all applicable Environmental Laws unless the board of directors of the Company determines that it would be in the best interest of the Company to delay the remedy of such violation.

         7.22 Listing of Common Stock The Company warrants and agrees for the benefit of the Purchaser that the Shares and the shares of Common Stock issuable upon exercise of the warrants under the Warrant Agreement shall be approved for listing, subject to official notice of issuance, on the NASDAQ (National Market) as of the Closing Date.

         7.23    Right of First Refusal.

         (a) The Company hereby grants to Purchaser the right of first refusal, effective so long as it owns the Shares, to purchase New Securities (as defined in this section 7.23) that the Company may, from time to time, propose to sell and issue up to the amount of Purchaser's pro rata share. A pro rata share, for purposes of this right of first refusal, is the ratio that the sum of the number of shares of Common Stock then held by Purchaser and the number of shares of Common Stock issuable upon conversion or exercise of any other securities convertible or exercisable into Common Stock then held by Purchaser bears to the sum of the total number of shares of Common Stock then outstanding and the number of shares of Common Stock issuable upon conversion or exercise of any then outstanding other securities convertible or exercisable into Common Stock (excluding all shares of Common Stock held as treasury shares by the Company and all shares of Common Stock held by direct or indirect subsidiaries of the Company). In the event of a public offering by the Company, Purchaser shall be permitted to purchase at the public offering price net of the underwriting discount directly from the Company either in a separate transaction or if permitted under applicable securities laws as part of the registered offering such pro rata amount of securities as provided above.

         (b) Except as set forth below, "New Securities" shall mean any shares of capital stock of the Company, including Common Stock and voting preferred stock, whether or not now authorized, and rights, options or warrants to purchase such shares of Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible into such shares of Common Stock or preferred stock. Notwithstanding the foregoing, "New Securities" does not include:

                 (i) the Shares or common stock issuable upon exercise of the Warrant Agreement;

                 (ii) capital stock issued or issuable to officers, directors or employees of or consultants to the Company, primarily for the purpose of soliciting or retaining their services to the Company directly or pursuant to a stock option plan, restricted stock purchase plan or other arrangement approved by the compensation committee of the board of directors, in such amount as shall be approved by such compensation committee, provided that a majority of the members of which consist of individuals who are not officers of, or consultants to the Company or any corporation controlling or controlled by the Company or the Company's direct or indirect parent;

                 (iii) capital stock issued pursuant to any rights or agreements, including without limitation convertible securities, options and warrants, provided that the rights of first refusal established by this section
7.23 apply with respect to the initial sale or grant by the Company of such rights or agreements;

                 (iv) capital stock issued in connection with any stock split, stock dividend or recapitalization by the Company; and

                 (v) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets, or other reorganization whereby the Company owns not less than 50% of the voting power of the surviving corporation.

         (c) The Company further grants to Purchaser the right of first offer, effective so long as it owns the Shares, to purchase any and all material assets or any and all direct or indirect subsidiaries of the Company ("Assets Held for Sale") that the Company may, from time to time, propose to sell or otherwise transfer.

         (d) If subsections (a) and (c) apply in the event the Company proposes to undertake an issuance of New Securities or dispose of Assets Held for Sale, it shall promptly give Purchaser written notice of its intention, describing the type of New Securities or the Assets Held for Sale, as appropriate, and the price and general terms upon which the Company proposes to issue or transfer the same. The Purchaser shall have twenty (20) business days (or the greater of (x) five (5) business days or (y) such period as otherwise mutually agreed to by the parties, in the case of New Securities offered solely to officers or directors of the Company) from the date of receipt of any such notice to agree to purchase up to its respective pro rata share of such New Securities or the Assets Held for Sale, as appropriate, for the price and upon the terms specified in the notice by giving written notice to the Company and, in the case of New Securities, stating therein the quantify of New Securities to be purchased.

         (e) Purchaser's notice to the Company of exercise of its rights under this Section 7.23 shall constitute Purchaser's irrevocable acceptance of the Company's offer, subject to customary closing conditions.

         (f) The purchase and sale of any securities or assets pursuant to any offer made under this Section 7.23 that is accepted by the Purchaser shall take place at such time and place as the Company and the Purchaser may mutually agree. The purchase price shall be payable in such form as mutually agreed by the Company and Purchaser or, in the case of New Securities, in such other form
as set forth in the terms to the new investors.   The issuance of such shares
shall be conditioned upon compliance with applicable laws and regulations and requirements of any applicable stock exchange and the absence of any order in effect enjoining or restraining such exercise or issuance.

         (g) In the event Purchaser fails to exercise the right of first refusal or offer as the case may be within the period set forth in Section
7.23 (d), as appropriate, the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities or the Assets Held for Sale, as appropriate covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell the New Securities or the Assets Held for Sale, as appropriate, not elected to be purchased by Purchaser at the price and upon terms no more favorable to the purchasers of such securities or assets than specified in the Company's notice.

         7.24 Purchaser's Director Nominee. The Company and the Key Management Employee/Directors listed on the signature page hereto shall nominate and vote for the Purchaser's designee to the board of directors of the Company so long as Purchaser shall own the Shares or Common Stock underlying the Warrant Agreement.

                                   Section 8

                       Restrictions on Transferability of
                   Securities; Compliance With Securities Act

         8.1 Restrictions on Transferability. The Shares shall not be transferable, except upon the conditions specified in this section 8, which conditions are intended to insure compliance with the provisions of the Securities Act of 1933, as amended (the "Securities Act"). Purchaser shall cause any proposed transferee of Shares to agree to take and hold those securities subject to the provisions and upon the conditions specified in this section 8.

         8.2 Certain Definitions. As used in this section 8, "Restricted Securities" shall mean the securities of the Company required to bear or bearing the legend set forth in section 8.3.

         8.3 Restrictive Legend. Each certificate representing the Shares, or shares of Common Stock issued upon exercise of the warrants under the Warrant Agreement, or any other securities issued in respect of the Preferred Shares or the Common Stock issued upon exercise of the warrants under the Warrant Agreements, upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Securities Act) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

                          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Upon request of Purchaser, the Company shall remove the foregoing legend from the certificate or issue thereto a new certificate therefor free of any transfer legend provided that the Company receives either the opinion referred to in section 8.4(i) or the "no-action" letter referred to in section 8.4(ii) to the effect that any transfer by Purchaser of the securities evidenced by such certificate will not violate the Securities Act or applicable state securities laws.

         8.4 Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply with this section 8.4. Prior to any proposed transfer of any Restricted Securities the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied (except in transactions in compliance with Rule 144) by either (a) a written opinion of legal counsel reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act or (b) a "no action" letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in section 8.3, except that such certificate shall not bear such restrictive legend if the opinion of counsel or "no-action" letter referred to above is to the further effect that such legend is not required in order to establish compliance with the Securities Act.

         8.5 Information by Holder. Each holder of Restricted Securities shall furnish to the Company such information regarding the transfer or distribution proposed by such holder as the Company may reasonably request in writing.

         8.6 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company shall (a) make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act") and (c) so long as Purchaser owns any Shares, furnish to Purchaser upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and Exchange Act and a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as it may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any such securities without registration.

         8.7 "Market Stand-off" Agreement. Purchaser shall agree, if requested by the Company and the managing underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by it during the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act, provided that (a) such agreement shall apply only to the first such registration statement of the Company including securities to be sold on its behalf to the public in an underwritten offering and (b) the officers and directors of the Company shall enter into similar agreements. Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the Shares (or securities) subject to the foregoing restriction until the end of such 90-day period.

                                   Section 9

                    Registration under Securities Act, etc.

         9.1      Registration of Registrable Securities on Request.
(a) Request. At any time commencing 18 months from the date hereof, the Purchaser (and any transferee of Purchaser's Registrable Securities (as defined
below)) shall   have the right to request in writing specifying that such
request is made pursuant to this Section 9.1, that the Company effect an underwritten registration under the Securities Act on form S-3 or such other form of registration statement that the Company is otherwise eligible to use for such purpose of all or part of such holders' Registrable Securities. The Company shall be obligated to effect only two (2) registrations pursuant to this Section
9.1 with respect to all holders of Registrable Securities and only until the earlier of the date that all Registrable Securities have been sold or the date that all Registrable Securities are freely transferable without restriction under the Securities Act. The Company will promptly give written notice of such requested registration to all other holders of Registrable Securities, which holders shall be entitled to include their Registrable Securities in such registration subject to Section 9.1(b). Thereupon the Company will use its best efforts to effect the registrations under the Securities Act of:

                 (i) the Registrable Securities which the Company has been so requested to register by such holders making the demand pursuant to this Section 9.1, and

                 (ii) subject to Section 9.1(b), all other Registrable Securities which the Company has been requested to register by the holders thereof by written request given to the Company within 30 days after the giving of such written notice by the Company (which request shall specify the intended method of disposition of such Registrable Securities) all to the extent requisite to permit the disposition of the Registrable Securities so to be registered.

         The Company will not grant to any person at any time on or after the date hereof the right (a "Piggyback Right") to request the Company to register any securities of the Company under the Securities Act by reason of the exercise by any holder of its rights under this Section 9.1 unless such Piggyback Right provides that such securities shall not be registered and sold at the same time if the managing underwriter for the respective holders believes that sale of such securities would adversely affect the amount of, or price at which, the respective Registrable Securities being registered under this Section 9.1 can be sold. For purposes of this agreement, "Registrable Securities" shall mean the Shares and all other shares of Common Stock issuable upon exercise of the warrants under the Warrant Agreement.

         (b) Registration of Other Securities. Whenever the Company shall effect a registration pursuant to this Section 9.1, no securities other than Registrable Securities shall be included among the securities covered by such registration unless (i) the managing underwriter of such offering shall have advised each holder of Registrable Securities to be covered by such registration in writing that the inclusion of such other securities would not in the underwriter's reasonable judgment adversely affect such offering or (ii) the holders of a majority of Registrable Securities to be covered by such registration shall have consented in writing to the inclusion of such other securities.

         (c)     Registration Statement Form.  Registrations under this Section
9.1 shall be on such appropriate registration form or prospectus of the Commission (i) as shall be selected by the Company and as shall be reasonably acceptable to the holders of more than 50% (by number of shares then outstanding) of the Registrable Securities so to be registered and (ii) as shall permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition specified in their request for such registration. The Company agrees to include in any such registration statement all information which holders of Registrable Securities being registered shall reasonably request.

         (d) Expenses. The Company will pay all Registration Expenses in connection with the registration requests made pursuant to this Section 9.1, provided, however, that the Company shall not be required to pay expenses of any registration proceeding begun pursuant to Section 9.1 if the registration is subsequently withdrawn (other than by reason of the Company's failure to perform its obligations hereunder or a material adverse change in the Company's financial position or business), unless the holder agrees to forfeit his right to a demand registration under Section 9.1. If such registration is withdrawn (other than by reason of the Company's failure to perform its obligations hereunder or a material adverse change in the Company's financial position or business), the holder shall have the option to pay the expenses of such registration and preserve all of his rights to demand registrations under
Section 9.1.

         No holder shall have the right to cause the Company to employ any expert or professional to act on behalf of the Company other than any expert or professional, such as an independent accountant, whose report or consent is required to be included in a registration statement for the Registrable Securities.

         Effective Registration Statement. A registration requested pursuant to this Section 9.1 shall not be deemed to have been effected and shall not count as a requested registration pursuant to Section 9.1 (a) hereof (i) unless a registration statement with respect thereto has become effective, (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not the fault of a holder of Registrable Securities and the Registrable Securities covered hereby have not been sold, or (iii) if the conditions to closing specified in the selling agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived by the parties thereto other than a holder of Registrable Securities.

         (f)     Underwriters.  Any registration effected pursuant to this
Section 9.1 shall at the election of the holders of at least 50% by number of shares then outstanding of the Registrable Securities to be so registered by an underwritten public offering on a firm commitment basis or a best efforts basis. The managing underwriter or underwriters thereof shall be selected by the Company, and such underwriter, as well as the price, terms and provisions of the offering, shall be subject to the approval of the holders of more than 50% (by number of shares then outstanding) of the Registrable Securities to be so registered.

         (g) Apportionment in Registrations Requested. If, in connection with a registration requested pursuant to this Section 9.1, the managing underwriter shall advise the Company in writing (with a copy to each holder of Registrable Securities requesting registration) that, in its opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering within a price range acceptable to the holders of more than 50% (by number of shares then outstanding) of the Registrable Securities requested to be included in such registration, the Company will include in such registration, to the extent of the number which the Company is so advised can be sold in such offering, Registrable Securities requested to be included in such registration pro rata among the holders thereof requesting such registration on the basis of the percentage of the Registrable Securities of the Company held by the holders of Registrable Securities which have requested that such Registrable Securities be included. In connection with any registration as to which the provisions of this clause
(g) apply, no securities other than Registrable Securities shall be covered by such registration and if the pro ration as aforesaid results in the exclusion of in excess of 20% of the Registrable Securities originally sought to be registered, the request shall not be counted for purposes of determining the number of registrations pursuant to Section 9.1 hereof.

         9.2 Incidental Registration. (a) Right to Include Registrable Securities. If the Company at any time proposes to register any of its Common Stock under the Securities Act (other than by a registration on Form S-4, Form S-8 or any successor or similar form), whether or not for sale for its own account, it will each such time give prompt written notice to all holders of Registrable Securities of its intention to do so.

         Upon the written request of any such holder made within 30 days after the date of any such notice given in accordance with Section 11.5 hereof, the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the holders thereof, to the extent requisite to permit the disposition of the Registrable Securities so to be registered, provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any holder or holders of Registrable Securities entitled to do so to request that such registration be effected as a registration under Section 9.2, and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities. No registration effected under this Section 9.2 shall relieve the Company of its obligation to effect any registration upon request under Section
9.1. The Company will pay all Registration Expenses in connection with each registration of

Registrable Securities requested pursuant to this Section 9.2. No holder shall have the right to cause the Company to employ any expert or professional to act on behalf of the Company other than any expert or professional, such as an independent engineer or accountant, whose report or consent is required to be included in a registration statement for the Registrable Securities.

         (b) Apportionment in Incidental Registrations. If (i) a registration pursuant to this Section 9.2 involves an underwritten offering of the securities being registered, whether or not for sale for the account of the Company, to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized national or regional standing under underwriting terms appropriate for such a transaction, and (ii) the managing underwriter of such underwritten offering shall inform the Company and the holders of the Registrable Securities requesting such registration by letter of its belief that the number of securities requested to be included in such registration exceeds the number which can be sold in (or during the time of) such offering or that the inclusion would adversely affect the marketing of the securities to be sold by the Company therein, then the Company may include all securities proposed by the Company to be sold for its own account and may decrease the number of Registrable Securities and other securities of the Company so proposed to be sold and so requested to be included in such registration (pro rata on the basis of the percentage of the securities of the Company sought to be registered by the holders of such Registrable Securities and such other securities) to the extent necessary to reduce the number of securities to be included in the registration to the level recommended by the managing underwriter. Notwithstanding the foregoing, if the registration referred to herein involves an underwritten offering of securities being registered for sale by holders of securities other than registrable Securities, the Company will include in such registration the securities proposed by such holders to be sold and may decrease the number of Registrable Securities and such other securities exercising incidental registration rights proposed to be sold in such registration (pro rata on the basis of the percentage of the securities sought to be registered held by such holders of Registrable Securities and such other securities exercising incidental registration rights) to the extent necessary to reduce the number of securities to be included in the registration to the level recommended by the managing underwriter. In such case, no securities shall be offered for sale by the Company.

         (c) The Registrable Securities proposed to be registered under any registration statement under Section 9.2 hereof will be offered for sale at the same public offering price as the shares of Common Stock offered for sale by the Company or any other selling shareholder covered thereby.

         9.3 Registration Procedures. If and whenever the Company is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 9.1 and 9.2, the Company will as expeditiously as possible:

                 (i) prepare and (as soon thereafter as possible or in any event no later than 90 days after the end of the period within which requests for registration may be given to the Company) file with the Commission the requisite registration statement to effect such registration and thereafter use its best efforts to cause such registration statement to become effective, provided that the Company may discontinue any registration of its securities which are not Registrable Securities (and, under the circumstances specified in Section 9.2(a), its securities which are Registrable Securities) at any time prior to the effective date of the registration statement relating thereto; and provided, further, that the Company may defer its obligations under Section 9.1 for a period of no more than ninety
         (90) days if the Company's Board of Directors adopts a resolution that filing such a registration statement would require a public disclosure by the Company which disclosure would have material adverse consequences for the Company, such as a disclosure regarding a pending material acquisition by the Company or a material discovery of oil and gas reserves; provided, further, that once such information has been publicly disclosed, then the Company shall promptly proceed to fulfill its obligations under
         Section 9.1;

                 (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have ben disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement;

                 (iii) furnish to each seller of Registrable Securities covered by such registration statement such number of conformed copies of such registration statement and of each such amendment and supplement thereto, such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request;

                 (iv) use its best efforts to register or qualify all Registrable Securities and other securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller thereof shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (iv) be obligated to be so qualified or to consent to general service of process in any such jurisdiction or subject itself to be required to pay any franchise or income taxes in any such jurisdiction;

                 (v) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

                 (vi) furnish to each seller of Registrable Securities a signed counterpart, addressed to such seller, except as provided in
         (y) below (and the underwriters, if any), of

                          (x) an opinion of counsel for the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), reasonably satisfactory in form and substance to such seller or, if such registration includes an underwritten public offering, to such underwriter, and

                          (y) a "comfort" letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, addressed to each seller, to the extent the same can be reasonably obtained, and addressed to the underwriters, if any, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in accountants' letters delivered to the underwriters in underwritten public offerings of securities and such other financial matters as such seller or such holder (or the underwriters, if any) may reasonably request;

                 (vii) notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such seller or holder promptly prepare to furnish to such seller or holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

                 (viii) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first fiscal quarter beginning after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and, in the case of a registration requested pursuant to Section 9.1 hereof, will furnish to each such seller at least two business days prior to the filing thereof a copy of any amendment or supplement to such registration statement or prospectus and shall not file any thereof to which any such seller shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

                 (ix) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement; and

                 (x) use its best efforts to list all Registrable Securities covered by such registration statement on any securities exchange on which any of the Registrable Securities is then listed.

The Company may require each proposed seller of Registrable Securities as to which any registration is being effected to promptly furnish the Company, as a condition precedent to including such holder's Registrable Securities in any registration, such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing.

         Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that upon receipt of any notice from the Company of the happening of any event of the kind described in subdivision (vii) of this
Section 9.3, such holder will forthwith discontinue such holder's disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by subdivision (vii) of this
Section 9.3 and, if so directed by the

Company, will deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such holder's possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

         9.4 Underwritten Offerings. (a) Requested Underwritten Offerings. If requested by the underwriters for any offering by holders of Registrable Securities pursuant to a registration requested under Section 9.1, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to be satisfactory in substance and form to the Company, to holders of more than 50% of the Registrable Securities included in such registration and the underwriters and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of this type, including, without limitation, indemnities to the effect and to the extent provided in Section 9.6. The holders of the Registrable Securities will cooperate with the Company in the negotiation of the underwriting agreement and will give consideration to the reasonable requests of the Company regarding the form thereof, provided that nothing herein contained shall diminish the foregoing obligations of the Company. The holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders of Registrable Securities. Other than as required under Section 9.3 hereof, any such holder of Registrable Securities shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder, such holder's Registrable Securities, and such holder's intended method of distribution, any other information supplied by such holder to the Company for use of the Registration Statement and any other representation required by law.

         (b) Incidental Underwritten Offerings. If the Company at any time proposes to register any of its securities under the Securities Act as contemplated by Section 9.2 and such securities are to be distributed by or through one or more underwriters, the Company will, if requested by any holder of Registrable Securities as provided in Section 9.2 and subject to the provisions of Sections 9.2(a), 9.2(b) and 9.3, arrange for such underwriters to include all the Registrable Securities to be offered and sold by such holder among the securities to be distributed by such underwriters. The holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities and that any or all of the conditions percent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders of Registrable Securities. Other than as required under Section 9.3 hereof, any such holder of Registrable Securities shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties, or agreements regarding such holder, such holder's Registrable Securities and such holder's intended method of distribution, any other information supplied by such holder to the Company for use in the Registration Statement and any other representation required by law.

         9.5 Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company will give the holders of Registrable Securities registered under such registration statement, their underwriters, if any, and their respective counsel and firm of accountants (such holders' counsel and firm of accountants to be appointed by the holders of a majority of such Registrable Securities), the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such holders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

         9.6 Indemnification. (a) Indemnification by the Company. In the event of any registration of any Registrable Securities of the Company under the Securities Act pursuant to this Agreement, the Company will, and hereby does, indemnify and hold harmless the seller of any Registrable Securities covered by such registration statement, its directors and officers, each other Person who participates as an underwriter in the offering or sale of such securities and such other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such seller or any such director or officer or underwriter or controlling person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such Registrable Securities were registered under the Securities Act, or in any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such seller and each such director, officer, underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, underwriter or controlling person and shall survive the transfer of such securities by such seller.

         (b) Indemnification by the Purchasers. The Purchasers will, and hereby do, indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (a) of this Section 9.6) the Company, each director of the Company, each officer of the Company and each other Person, if any, who controls the Company within the meaning of the Securities Act with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of such securities by such Purchaser.

         (c) Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this Section 9.6, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this Section 9.6, except to the extent that the indemnifying party is prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified party and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

         (d) Other Indemnification. Indemnification similar to that specified in the preceding subdivisions of this Section 9.6 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority other than the Securities Act.

         (e) Indemnification Payments. The indemnification required by this Section 9.6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

         9.7 Rule 144. If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act, the Company will file the reports required to be filed by it, and in the manner required to be filed by it, under the Securities Act and the Exchange Act (or, if the Company is not required to file such reports, will, upon the request of any holder of Registrable Securities, make publicly available other information) and will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time or
(b) any similar rule or regulation hereafter adopted by the Commission ("Rule 144"). Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

                                   Section 10

                                Indemnification

         10.1 Obligation of the Company to Indemnify. Subject to section 11.2, the Company shall indemnify, defend and hold harmless Purchaser (and its respective partners, directors, officers, employees, affiliates and assigns) from and against all losses, liabilities, damages, deficiencies, diminution in value, costs or expenses (including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys' fees) (collectively, "Losses") based upon, arising out of or relating to any inaccuracy or in any breach of any representation, warranty, covenant or agreement of the Company contained in this agreement or in the Disclosure Schedule or any exhibit, schedule certificate or any of the other Transaction Documents delivered by the Company at the Closing.

         10.2 Obligation of Purchaser to Indemnify. Subject to section 11.2, Purchaser shall indemnify, defend and hold harmless the Company from and against any Losses based upon, arising out of or relating to any breach of any representation, warranty, covenant or agreement of Purchaser contained in this agreement or in any exhibit, schedule or certificate delivered by Purchaser at the Closing.

         10.3 Notice and Opportunity to Defend. (a) Within 30 days after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstance that, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation or within 30 days of an Indemnitee learning that a representation or warranty is materially inaccurate, in each case that may result in a Loss (an "Asserted Liability"), the Indemnitee shall give notice thereof (the "Claims Notice") to the party required to provide indemnification pursuant to section 10.1 or 10.2 hereof (the "Indemnitor"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee.

                  (b) Opportunity to Defend. The Indemnitor may elect to compromise or defend, and control the defense of, at its own expense and by counsel reasonably satisfactory to the Indemnitee, any Asserted Liability provided that the Indemnitee shall have no liability under any compromise or settlement agreed to by the Indemnitor that it has not approved in writing. If the Indemnitor elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate upon the request and at the expense of the Indemnitor in the compromise of, or defense against, such Asserted Liability. If the Indemnitor elects not to compromise or defend against the Asserted Liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may pay, compromise or defend such Asserted Liability and receive full indemnification for its Losses as provided in sections 10.1 and 10.2. In any event, the Indemnitee and the Indemnitor may participate, at their own expense, in the defense of such Asserted Liability by the Indemnitor or the Indemnitee, respectively. If the Indemnitor chooses to defend any claim, the Indemnitee shall make available to the Indemnitor any books, records or other documents within its control that are reasonably requested for such defense and shall otherwise cooperate with the Indemnitor, in which event the Indemnitee shall be reimbursed for its out-of-pocket expense.

                                   Section 11

                                 Miscellaneous

         11.1 Governing Law. This Agreement shall be governed in all respects by the law of the State of New York without regard to its choice of law rules.

         11.2 Survival. The representations, warranties, covenants and agreements made herein subject to indemnification pursuant to section 10 shall survive (a) any investigation made by Purchaser and (b) the earlier of two years after Closing and the applicable statute of limitations.

         11.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto provided the Company may not assign its rights hereunder.

         11.4 Entire Agreement; Amendment. This agreement (including the Disclosure Schedule and exhibits hereto) and the other documents delivered pursuant hereto at the Closing constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Except as otherwise expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated orally, except by a written agreement signed by the Company and Purchaser.

         11.5 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, or delivered either by hand or by messenger, addressed if to Purchaser or the Company at its address set forth in the preamble of this agreement, or at such other address as Purchaser or the Company furnishes to the other party in writing.

         11.6 Delays or Omissions. No delay in exercising or omission to exercise any right, power or remedy accruing to Purchaser or the Company upon any breach or default of the Company or Purchaser under this agreement shall impair any such party's right, power or remedy nor construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this agreement, or any waiver by either party of any provisions of this agreement shall to be effective be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this agreement or by law or otherwise, shall be cumulative and not alternative.

         11.7 Separability. In case any provision of the agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected thereby.

         11.8 No Broker. Each party represents and warrants to the other that it has retained no finder or broker or other like person in connection with the transactions contemplated by this agreement. The Company shall indemnify and hold Purchaser harmless, and Purchaser shall indemnify and hold the Company harmless, from any liability for any commission or compensation in the nature of an agent's fee to any broker, finder or other person (and the costs and expenses of defending against such liability or asserted liability) arising from any act by the Company or Purchaser as the case may be or any of its employees or representatives.

         11.9 Titles and Subtitles. The titles of the sections of this agreement are for convenience of reference only and are not to be considered in construing this agreement.

         11.10 Counterparts. This agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                 In witness whereof the parties have caused this agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

Key Management                        Bionutrics, Inc.
Employee/Directors:
                                      by
                                        ----------------------------------------
                                         Ronald H. Lane, Chief Executive Officer

-------------------------
Ronald H. Lane                        AC Humko Corp.


-------------------------
D. Michael Wells                      by
                                        ----------------------------------------
                                         Wayne Briesemeister
                                         Vice President

                                                                       EXHIBIT A


                 Warrant Agreement dated August 14, 1998 between Bionutrics, Inc., a Nevada corporation (the "Company"), and AC Humko Corp., a Delaware corporation and its permitted transferees (hereinafter referred to as "Holder").

                 Whereas Holder is purchasing certain securities of the Company pursuant to that certain stock purchase agreement dated August 14, 1998 (the "Purchase Agreement"); and

                 Whereas pursuant to the terms of the Purchase Agreement the Company has agreed to issue Holder certain warrants to purchase shares of the Company's Common Stock (as defined in section 8.8); and

                 Now therefore for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agrees as follows:

         1. Grant. The Company hereby grants to Holder warrants to purchase up to an aggregate of two million shares of Common Stock ("Warrants") at the Exercise Price (as defined in section 2), subject to adjustment as provided in section 8, during the period commencing on the date hereof and ending at 5:30 p.m. Eastern Standard Time two years thereafter ("Exercise Period").

         2. Exercise Price. The term "Exercise Price" for 2 million shares of Common Stock shall be $2.00 per share as may be adjusted from time to time pursuant to Section 8.

         3. Warrant Certificate. The warrant certificate delivered pursuant to this Warrant Agreement shall be in the form set forth in exhibit A with such appropriate insertions, omissions, substitutions and other variations as required or permitted by this Warrant Agreement (the "Warrant Certificate").

         4. Exercise of Warrants. The Warrants are exercisable at the Exercise Price and payable to the Company at its executive offices located at 2425 East Camelback Road, Ste. 650, Phoenix, AZ 85016, attn: Chief Financial Officer (or such other officer as designated to Holder by the Company) by certified or official bank check in New York Clearing House funds or wire transfer. Upon surrender of a Warrant Certificate, submission of an executed Form of Election to Purchase in the form set forth in Exhibit B and payment of the Exercise Price, Holder shall be entitled to receive a certificate for the shares of Common Stock so purchased. The purchase rights represented by the Warrant Certificate are exercisable at the option of Holder in whole or in part, but not as to fractional shares of the Common Stock underlying the Warrants provided the Company shall pay cash in respect of any fraction of a share that would otherwise be issuable in an amount equal to the same fraction of the market price per share of the shares of Common Stock underlying the Warrants on the date of the exercise, as reasonably determined by the Company.

         5. Issuance of Certificates. Upon the exercise of Warrants the Company shall promptly issue to Holder a certificate for the shares of Common Stock underlying the Warrant Certificate. If Holder purchases less than all the shares of Common Stock purchasable under the Warrant Certificate, the Company shall cancel the Warrant Certificate upon the surrender thereof and shall execute and deliver a new Warrant Certificate of like tenor for the balance of the shares of Common Stock. Holder shall be deemed the record holder of the shares of Common Stock on the date of exercise of the Warrant pursuant to section 4, irrespective of the date of delivery of the Common Stock certificate.

         6. Restriction On Transfer of Warrants. Holder may not sell, assign, pledge, hypothecate or otherwise transfer any rights under the Warrants except in compliance with all securities laws. Subject to the above, this Warrant Agreement and the Warrants are transferable in the same manner and with the same effect as in the case of a negotiable instrument payable to a specified person. The Company, however, may treat the registered holder thereof as the owner hereof for all purposes until the Warrant Certificate is surrendered for transfer as hereinafter provided. Upon surrender of the Warrant Certificate at the principal office of the Company, together with a written assignment thereof duly executed by the holder hereof or his agent or attorney, the Company shall execute and deliver a new Warrant Certificate in the name of the assignee or assignees and in the denominations specified in such instrument of assignment. The Company shall pay all expenses, taxes and other charges payable in connection with the preparation, execution and delivery of Warrant Certificate under this section, except that in case such new Warrant is registered in a name or names other than the name of the holder of this Warrant Agreement all stock transfer taxes payable upon the execution and delivery of such Warrant Certificate shall be paid by the holder hereof at the time of the presentation thereof. In such case the holder hereof shall deliver at the time of such presentation evidence, satisfactory to the Company, that such taxes have been paid.

         7. Registration Under the Securities Act of 1933. Neither the Warrants nor the shares of Common Stock issuable upon exercise of the Warrants have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities or blue sky laws. Upon exercise of the Warrants, the Company may cause a legend in substantially the form set forth below to be placed on each certificate representing the shares of Common Stock issued.

                 The shares of stock represented by this certificate have not been registered under the Securities Act of 1993, as amended (the "Securities Act"), for public resale and may not be offered, transferred or sold except pursuant to (i) an effective registration statement under the Securities Act and any applicable state securities or blue sky laws, (ii) to the extent applicable, Rule 144 under the securities act (or any similar rule under the securities act relating to the disposition of securities) together with an opinion of counsel reasonably satisfactory to issuer's counsel that such transfer is permitted or (iii) an opinion of counsel reasonably satisfactory to issuer's counsel that an exemption from registration under the securities act and any applicable state securities or blue sky laws is available.


         8.      Adjustments to Exercise and Number of Securities.

                 8.1 Recapitalization and Reclassifications. If upon a recapitalization or reclassification the shares of Common Stock are changed into or become exchangeable for a larger or smaller number of shares, then upon the effective date thereof the number of shares of Common Stock that Holder shall be entitled to purchase upon exercise of the Warrants shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such recapitalization or reclassification, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionately decreased and, in the case of a decrease in the number of shares, proportionately increased.

                 8.2 Sale; Merger; Consolidation. Subject to the notice provisions set forth in section 13, upon a transfer or sale of all or substantially all the capital stock or assets of the Company or in the case of any consolidation or merger of the Company with another entity (other than a consolidation or merger that does not result in any reclassification or change of the outstanding Common Stock), the transferee, purchaser or entity formed by or surviving the consolidation or merger, as the case may be, shall execute and deliver to Holder a supplemental warrant agreement giving Holder the right during the Exercise Period to receive, upon exercise of the Warrants, the kind and amount of shares of stock and/or other securities receivable upon such transfer, sale, consolidation or merger, as the case may be, by a holder of the number of shares of Common Stock for which such Warrants could have been exercised immediately prior to such transfer, sale, consolidation or merger. If such transfer, sale, consolidation or merger results in the shareholders of the Company receiving cash or publicly traded securities having a value in excess of the Exercise Price, this Warrant Agreement shall terminate if not exercised prior to the closing date of such transaction. Such supplemental warrant agreement shall provide for adjustments identical to the adjustments provided in this section 8.

                 8.3 No Adjustment of Exercise Price in Certain Cases. No adjustment of the Exercise Price shall be made if the amount of an adjustment is less than $.02 per share of Common Stock provided that any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment that, together with any such adjustment, amounts to at least $.02 per share of Common Stock.

                 8.4      Dividends and Other Distributions.    If the Company
declares a dividend payable in shares of Common Stock, Holder shall be entitled to receive upon exercise of the Warrant, in addition to the number of shares of Common Stock as to which the Warrant is exercised, such additional shares of Common Stock as Holder would have received had the Warrant been exercised immediately prior to such record date for the dividend. If the Company declares a dividend of securities other than a dividend of Common Stock, Holder shall thereafter be entitled to receive upon the exercise of such Warrants in addition to the shares of Common Stock receivable upon the exercise of such Warrants, such non-Common Stock dividend as Holder would have received had the Warrant been exercised immediately prior to such record date for the dividend. At the time of any such dividend or distribution, the Company shall make appropriate reserves to ensure the timely performance of this section 8. Holder shall not be entitled to receive any cash dividend declared by the Company.

                 8.5 If the Company issues in a public offering any shares of Common Stock for a consideration per share less than the prevailing Exercise Price, then (a) the Exercise Price in effect immediately prior to each such instance shall be adjusted to a price equal to the quotient obtained by dividing (i) an amount equal to the sum of the total number of shares of Common Stock outstanding on a fully diluted basis immediately prior to such issuance multiplied by the Exercise Price in effect immediately prior to such issuance (the "Old Common Stock Number"), plus the consideration received by the Company upon such issuance, by (ii) the total number of shares of Common Stock outstanding on a fully diluted basis immediately after such issuance (the "New Common Stock Number"), and (b) the number of shares of Common Stock then issuable upon the exercise of the Warrants outstanding immediately prior to each such issuance shall forthwith be adjusted by multiplying such number so issuable by the quotient obtained by dividing (i) the New Common Stock Number by (ii) the Old Common Stock Number.

                 8.6 Except as provided in section 8.5, if the Company issues shares of Common Stock, or convertible preferred stock, warrants, options, rights, or other securities only to the extent the aforementioned securities are convertible into or exchangeable or exercisable for shares of Common Stock, or rights to subscribe for or to purchase Common Stock or any stock or securities convertible into or exchangeable or exercisable for Common Stock, without consideration or for a consideration per share less than the prevailing Exercise Price then, the Exercise Price in effect immediately prior to each such issuance shall be decreased and the number of shares of Common Stock issuable upon the exercise of the Warrants shall be increased pursuant to the formula set forth in section 8.5 counting as consideration received by the Company the consideration actually received plus that deemed to be received upon such conversion or exchange as provided in section 8.7(c).

                 8.7 For the purposes of any adjustment of the Exercise Price and the number of shares of Common Stock issuable upon exercise of the Warrants pursuant to sections 8.5 and 8.6, the following provisions shall be applicable:

                          (a) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash received by the Company therefor.

                          (b) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the "fair value" of such consideration as determined in the good faith judgment of the board of directors of the Company.

                          (c) In the case of the issuance of (x) options to purchase or rights to subscribe for Common Stock, (y) securities by their terms convertible into or exchangeable for Common Stock or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                  (i)      the aggregate maximum number of
                          shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections (a) and (b) above), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                  (ii)     the aggregate maximum number of
                          shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections (a) and (b) above);

                                  (iii)    on any change in the number of
                          shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such convertible or exchangeable securities, other than a change resulting from the antidilution provisions thereof, the Exercise Price and the number of shares of Common Stock issuable upon exercise of the Warrants shall forthwith be readjusted to such Exercise Price and to such number of shares as would have obtained had the adjustment made at the time of the issuance of such options, rights or securities not converted prior to such change been made upon the basis of such change; and

                                  (iv) on the expiration of any such option or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Exercise Price and the number of shares of Common Stock issuable upon exercise of the Warrants shall forthwith be readjusted to such Exercise Price and to such number of shares as would have obtained had such options, rights, securities or options or rights related to such securities not been issued.

                 8.8 Definition of Common Stock. The term "Common Stock" shall mean:

                          (a) the class of stock designated as Common Stock in the Company's Articles of Incorporation, as may be amended, or any other class of stock resulting from successive changes or reclassifications of such Common Stock; and

                          (b) if, as a result of an adjustment made pursuant to this section 8, Holder shall upon exercise of the Warrants become entitled to receive securities or assets other than Common Stock then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such other securities or assets and thereafter the number of such other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this section

         9. Issuance of New Warrant Certificate. Upon receipt by the Company of evidence reasonably satisfactory to it of a loss, theft, destruction or mutilation of a Warrant Certificate, reimbursement by Holder to the Company of all incidental expenses and, in the case of loss, theft or destruction, receipt of indemnity or security from Holder reasonably satisfactory to it or, in the case of a mutilated Warrant Certificate, upon surrender and cancellation thereof, the Company shall make and deliver a new Warrant Certificate to Holder.

         10. Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of the Warrants. The Company shall have the option to make payment in cash in respect of any fractional shares or to round any fraction up to the nearest whole number of shares of Common Stock.

         11. Reservation and Listing of Securities. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock as shall be issuable upon the exercise thereof. The Company covenant and agrees that, upon exercise of the Warrants and payment of the Exercise Price by Holder, all shares of Common Stock issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable.

         12.     Representations and Warranties.

                 12.1 Holder represents and warrants to the Company that the Warrants are being acquired solely for Holder's own account, for investment, not for the interest of any other and are not being acquired with a view to or for resale, distribution, assignment, subdivision or fractionalization thereof, and Holder has no present plan to enter into any contract, undertaking, agreement or arrangement for such purpose.

                 12.2 Holder represents and warrants to the Company that it is an "Accredited investor" and a "sophisticated investor," each as defined in the Regulation D promulgated under the Securities Act.

         13. Advance Notice to Warrant Holder re: Dividend, Exchange, Merger, etc. Nothing contained in this Warrant Agreement shall be construed as conferring upon Holder the right to vote, consent or receive notice as a stockholder in respect of any meeting of stockholders for the election of directors or any other matter, or as having any right as a stockholder of the Company. If, however, at any time prior to the expiration of the Warrants and their exercise, any of the following events shall occur:

                          (a) the Company takes a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable other than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment (which treatment shall be in accordance with generally accepted accounting principles) of such dividend or distribution on the books of the Company; or

                          (b) the Company offers to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchange for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

                          (c)  a dissolution, liquidation, winding up,
         transfer, consolidation, merger or a sale of all or substantially all its property, assets and business as an entirety is proposed; the Company shall give notice of such event at least 15 days prior to the date fixed as a record date or the date of the closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to give such notice or any defect therein shall not affect the validity of any action taken in connection with the declaration or payment of any such dividend, or the issuance of any convertible or exchangeable securities, or subscription rights, options or warrants, or any proposed dissolution, liquidation, winding up or sale.

         14. Notices. Any notice or demand pursuant to this Warrant Agreement shall be in writing and shall be deemed sufficiently given or made
(a) upon personal delivery (b) the next business day following delivery to a reputable overnight courier or (c) three days following mailing by certified or registered mail, return receipt requested, postage prepaid, and addressed, until the other party is notified of another address, as follows:

                 If to the Company:
                 Bionutrics, Inc.
                 2425 East Camelback Road
                 Suite 650
                 Phoenix, AZ  85016
                 Attn:  Ronald H. Lane, Chief Executive Officer

                 with a copy to:
                 Friedman Siegelbaum LLP
                 399 Park Avenue
                 20th Floor
                 New York, New York  10022
                 Attn:  J. Robert Horton, Esq.

                 If to Holder:
                 AC Humko Corp.
                 P.O. Box 343
                 Memphis, Tennessee 38101
                 Attn: Daniel S. Antonelli

                 with a copy to:
                 Vinson & Elkins LLP
                 1001 Fannin Street (Suite 2900)
                 Houston, TX  77002
                 Attn:  Brian Sokolik, Esq.

         15. Successors. All the covenants and provisions of this Warrant Agreement shall be binding upon and inure to the benefit of the Company, Holder and their respective successors and permitted assigns hereunder.

         16. Governing Law; Submission to Jurisdiction. (a) This Warrant Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all the purposes shall be construed in accordance with the laws of said State without giving effect to the rules thereof governing conflicts of laws.

         (b) Any action, proceeding or claim against either party hereto arising out of, or relating in any way to, this Warrant Agreement shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and the parties hereto irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. The parties irrevocably waive any objection to such exclusive jurisdiction including on the ground of inconvenient forum. Any such process or summons to be served upon either party hereto may (at the option of any party bringing such action, proceeding or claim) be served in accordance with section 14. The prevailing party in any such action or proceeding shall be entitled to recover from the other party its reasonable legal costs and expense incurred in connection with such action or proceeding.

         17. Entire Agreement; Modification. This Warrant Agreement contains the entire understanding between the parties with respect to the subject matter hereof and may not be modified or amended except in writing by both parties.

         18. Severability. If any provision of this Warrant Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof.

         19. Captions. The caption headings of the sections of this Warrant Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Warrant Agreement and shall be given no substantive effect.

         20. Benefits of this Warrant Agreement. Nothing in this Warrant Agreement shall be construed to give to any person or entity other than the Company and Holder any legal or equitable right, remedy or claim hereunder and this Warrant Agreement shall be for the sole and exclusive benefit of the Company and Holder.

                           [INTENTIONALLY LEFT BLANK]
                         [CONTINUES ON FOLLOWING PAGE]

         22. Counterparts. This Warrant Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

         In Witness Whereof the parties hereto have caused this Warrant Agreement to be duly executed, as of the day date in the preamble hereof.

                                      Bionutrics, Inc.


                                      by:
                                         ---------------------------------------
                                         Ronald H. Lane, Chief Executive Officer


                                      AC Humko Corp.


                                      by:
                                         ---------------------------------------
                                         Wayne Briesemeister, Vice President

                                  Exhibit A-1

                          Form of Warrant Certificate

THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE SHARES OF STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), FOR PUBLIC RESALE AND MAY NOT BE OFFERED, TRANSFERRED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS,
(ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE SECURITIES ACT (OR ANY SIMILAR RULE UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES) TOGETHER WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ISSUER'S COUNSEL THAT SUCH TRANSFER IS PERMITTED OR (iii) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ISSUER'S COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS IS AVAILABLE.

THE EXERCISE, TRANSFER AND EXCHANGE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE WARRANT AGREEMENT BETWEEN BIONUTRICS, INC. AND AC HUMKO CORP.

                                                              2,000,000 Warrants

                              Warrant Certificate

         This Warrant Certificate certifies that AC Humko Corp., a Delaware corporation, is the registered holder of 2,000,000 warrants to purchase, at any time from August 14, 1998, until 5:30 p.m. Eastern Standard Time on August 14, 2000 ("Expiration Date"), up to 2,000,000 fully-paid and non-assessable shares of common stock, par value $.001 per share ("Common Stock"), of Bionutrics, Inc. (the "Company") at an exercise price determined pursuant to section 2 of the Warrant Agreement dated August 14, 1998 between the Company and AC Humko Corp. (the "Warrant Agreement"), upon surrender of this Warrant Certificate and payment of such exercise price to the Company and subject to the Warrant Agreement.

         At 5:31 p.m. Eastern Standard Time on the Expiration Date all Warrants evidenced hereby, unless exercised prior thereto, shall be void.

                           INTENTIONALLY LEFT BLANK]
                         [CONTINUES ON FOLLOWING PAGE]

         The Warrant Agreement is hereby incorporated by reference and made a part of this Warrant Certificate and is hereby referred to for a description of the rights, obligations, duties and restrictions of the Company and holder of the Warrants.

         In Witness Whereof, the Company has caused this Warrant Certificate to be duly executed on this 14 day of August 1998.

                                      Bionutrics, Inc.


                                      by:
                                         ---------------------------------------
                                         Ronald H. Lane, Chief Executive Officer

                                   Exhibit B

                          Form of Election to Purchase

         The undersigned hereby irrevocably elects to exercise the right represented by the attached Warrant Certificate to purchase ______ shares of common stock, par value $.001, of Bionutrics, Inc. at an exercise price of $____ per share and herewith tenders in payment for such stock a certified or official bank check payable in New York Clearing House Funds to the order of Bionutrics, Inc. or if so indicated below had arranged for wire transfer to Bionutrics's account as set forth on the attached wire transfer information in the amount of $___________.


                                      AC Humko Corp.


                                      by:
                                         ---------------------------------------
                                         Daniel S. Antonelli,
                                         Chief Executive Officer

                                                                       EXHIBIT D


                              TECHNOLOGY AGREEMENT

         This TECHNOLOGY AGREEMENT (this "Agreement") is made and entered into effective as of August 14th, 1998, (the "Effective Date"), by and between Bionutrics, Inc., a Nevada corporation, with a place of business at 2425 E. Camelback Road, Suite 650, Phoenix, Arizona 85016 ("Bionutrics"); Bionutrics Health Products, Inc., a Delaware corporation, with a place of business at 2425
E. Camelback Road, Suite 650, Phoenix, Arizona 85016 ("BHP"); Nutrition Technology Corporation, a Nevada corporation with a place of business at 2425
E. Camelback Road, Suite 650, Phoenix, Arizona 85016 ("NTC"); InCon Technologies, Inc., a Delaware corporation with a place of business at 2425 E. Camelback Road, Suite 650, Phoenix, Arizona 85016 ("InCon"); LipoGenics, Inc., a Delaware corporation, with a place of business at 2425 E. Camelback Road, Suite 650, Phoenix, Arizona 85016 ("LipoGenics"); and Bionutrics International, Ltd., a British Virgin Islands corporation, with a place of business at 2425 E. Camelback Road, Suite 650, Phoenix, Arizona 85016 ("Bionutrics International"); (collectively the "Bionutrics Entities"); and AC Humko Corp., a Delaware corporation, with a place of business at 7171 Goodlett Farms Parkway, Memphis, Tennessee 38018 ("ACH").

                             W I T N E S S E T H:

         WHEREAS, Bionutrics and ACH are entering into a Stock Purchase Agreement, certain Bionutrics Entities will enter into a Supply Agreement with ACH, and certain Bionutrics Entities will enter into an Agreement for Purchase and Sale of Assets in connection with this Technology Agreement with ACH;

         In consideration of the payment hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Bionutrics Entities, the Bionutrics Entities, jointly and severally, and ACH agree as follows.

         1.      DEFINITIONS.

         (a) "Intellectual Property" shall refer to all intellectual property rights, including but not limited to, all Patents, Trade Secrets, Copyrights, and Trademarks, owned by the Bionutrics Entities, whether solely or jointly, that are used or can be used within the ACH Field of Use.

         (b) "Patents" shall refer to (i) all patents, together with any foreign counterpart patents or foreign counterpart patent applications, as well as any reissued and reexamined patents and extensions corresponding to the patents that are used or can be used within the ACH Field of Use, (ii) all patent applications, as well as any related continuation, continuation in part, and divisional applications and patents issuing therefrom and any respective foreign counterpart foreign patent applications or foreign patents issuing therefrom that are used or can be used within the ACH Field of Use; provided, however, the foreign counterpart patents and foreign counterpart patent applications shall be limited to North America. The Patents include, but are not limited to, the patents and patent applications listed on Exhibit 1 (which include the Joint Subject Matter Patents).

         (c) "Joint Subject Matter Patents" shall refer to those Patents that include claims directed to both (i) the ACH Field of Use; and (ii) the Bionutrics Field of Use. As to all present patents and patent applications listed on Exhibit 1, the parties hereby agree that the patents and patent applications that are not listed under the heading "Joint Subject Matter Patents" are not Joint Subject Matter Patents and are therefore within the scope of the assignment in Section 2(a).

         (d) "Trade Secrets" shall refer to all secret, confidential or non-public information or know-how owned by the Bionutrics Entities, whether solely or jointly, including but not limited to, information, ideas, concepts, improvements, discoveries, inventions, applications of products and services, results of investigations, studies or experiments products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques that are used or can be used within the ACH Field of Use. The Trade Secrets include, but are not limited to, the Trade Secrets listed on
Exhibit 2.

         (e) "Copyrights" shall refer to all works of authorship owned by the Bionutrics Entities, whether solely or jointly, or authored by the Bionutrics Entities, whether solely or jointly that are used or can be used within the ACH Field of Use. The Copyrights include, but are not limited to, the Copyrights listed on Exhibit 3.

         (f) "North America" shall refer to United States of America, Canada, and Mexico.

         (g) "Trademarks" shall refer to the trademarks, service marks, and trade names, and the goodwill associated with such trademarks, service marks, and trade names, listed on Exhibit 4.

         (h) The "ACH Field of Use" shall refer to the processing in North America of rice, rice bran, rice bran protein, rice bran oil, and other rice-derived products (including but not limited to such processes as crushing, stabilization, extraction, dewaxing, degumming, caustic refining and deodorization), but excluding any processing steps following deodorization.
The ACH Field of Use expressly excludes processing steps involving Tocols that occur downstream of deodorization such as the isolation, crystallization, chromatography or molecular distillation of Tocols.

         (i) The "Bionutrics Field of Use" shall refer to all technology not included within the ACH Field of Use, including all compositions of matter (including formulations, compounds, foodstuffs and dietary supplements), methods for treating/preventing diseases and processes not included in the ACH Field of Use.

         (j) "Tocols" shall refer to tocotrienols, tocopherols and mixtures thereof.

         (k) "Rice Bran Oil Distillate" shall refer to all rice bran oil distillate that is not a Bionutrics Distillate.

         (l) "Bionutrics Distillate" shall refer to rice bran oil distillate that is produced using either (i) the tocotrienol enhancing processes that are claimed in claims 31, 32, 34, 35 and 39 of United States Patent No. 5,591,772 or (ii) the tocotrienol enhancing processes that are described and claimed in any U.S. patent that issues from the pending U.S. patent applications 07/952,615 or 08/583,232 as a second stabilization process.

         (m) "Clearesterol" shall refer to any tocotrienol rich fraction actually obtained from a Bionutrics Distillate.

         (n) "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, any other Person. A Person shall be deemed to control a corporation or similar legal entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or similar legal entity, whether through the ownership of voting securities, by contract or otherwise.

         (o) "Person" shall mean any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government.

         2.      ASSIGNMENT OF RIGHTS TO ACH.

         (a) The Bionutrics Entities, individually and jointly, agree to assign and transfer and hereby assign and transfer to ACH all of the right, title and interest in and to all of the Intellectual Property, including but not limited to, the Patents (excluding the Joint Subject Matter Patents), the Trade Secrets, the Copyrights, and the Trademarks, including the right to sue for all past, present, and future infringements and misappropriation, including damages, of such Intellectual Property, in North America.

         (b) The Bionutrics Entities, individually and jointly, agree to assign and transfer and hereby assign and transfer to ACH an undivided joint and equal interest in and to all of the Joint Subject Matter Patents. The Bionutrics Entities and ACH hereby agree as follows with respect to their respective rights and duties as to the Joint Subject Matter Patents:

                 (i) ACH shall have the exclusive rights as to all claims that cover the ACH Field of Use. The Bionutrics Entities shall have no right to grant any license, release, or immunity from suit as to the ACH Field of Use, and the Bionutrics Entities shall have no right to make, use, offer to sell, sell the patented invention within the ACH Field of Use or import the patented invention within the ACH Field of Use. As to United States Patent No. 5,591,772, ACH and the Bionutrics Entities agree that the ACH Field of Use specifically includes claims 31, 32, 34, 35 and 39.

                 (ii) ACH shall have the exclusive right to sue in the name of ACH (or if so required by the law of the forum, to bring suit in the name of one or all of the Bionutrics Entities or join one or all of the Bionutrics Entities as a party plaintiff with ACH) for all past, present, and future infringement, including damages, of such Joint Subject Matter Patents within the ACH Field of Use. Whenever such suit is brought by ACH as provided above, ACH shall notify the Bionutrics Entities in writing of such suit. The Bionutrics Entities shall have the right, in any such suit brought by ACH, to be represented at their own expense by counsel of their own selection; provided, however, that ACH shall have control over such suit and any settlement of such suit, except that ACH shall not enter into or agree to an order, consent judgment, or the like that invalidates any of the claims of the Joint Subject Matter Patents. The Bionutrics Entities shall fully cooperate with ACH in the bringing of such suit, including making their employees available as needed for such suit.

                 (iii) The Bionutrics Entities shall have the exclusive rights as to all claims that cover the Bionutrics Field of Use. ACH shall have no right to grant any license, release, or immunity from suit as to the Bionutrics Field of Use, and ACH shall have no right to make, use, offer to sell, sell the patented invention within the Bionutrics Field of Use, or import the patented invention within the Bionutrics Field of Use. As to the United States Patent No. 5,591,772, ACH and the Bionutrics Entities agree that the Bionutrics Field of Use specifically includes claims 1 - 30, 33, and 36-38.

                 (iv) The Bionutrics Entities shall have the exclusive right to sue in the name of the Bionutrics Entities (or if so required by the law of the forum, to bring suit in the name of ACH or join ACH as a party plaintiff with the Bionutrics Entities) for all past, present, and future infringement, including damages, of such Joint Subject Matter Patents within the Bionutrics Field of Use. Whenever such suit is brought by the Bionutrics Entities as provided above, the Bionutrics Entities shall notify ACH in writing of such suit. ACH shall have the right, in any such suit brought by the Bionutrics Entities, to be represented at its own expense by counsel of its own selection; provided, however, that the Bionutrics Entities shall have control over such suit and any settlement of such suit, except that the Bionutrics Entities shall not enter into or agree to an order, consent judgment, or the like which invalidates any of the claims of the Joint Subject Matter Patents. ACH shall fully cooperate with the Bionutrics Entities in the bringing of such suit, including making employees available as needed for such suit.

                 (v) In the event that a suit involves issues as to both the ACH Field of Use and the Bionutrics Field of Use, both parties shall have the right to control the litigation as to their specific Fields of Use. In the event that a suit is filed under Section 2(b)(i) - (iv), the party not controlling the suit shall have no financial responsibility for the suit beyond the expense of its own counsel.

         (c) Subject to the terms of Section 2(f), the Bionutrics Entities hereby agree to assign and transfer, and do hereby assign and transfer to ACH, all right, title and interest in and to all Intellectual Property, including but not limited to, the Patents (excluding the Joint Subject Matter Patents), the Trade Secrets, and the Copyrights, developed, conceived, reduced to practice, or acquired, whether by purchase or license, by any of or all of the Bionutrics Entities for ten (10) years after the Effective Date of this Agreement, including the right to sue for all past, present, and future infringements and misappropriation, including damages, of such Intellectual Property, in North America.

         (d) Subject to the terms of Section 2(f), the Bionutrics Entities hereby assign and transfer and do hereby assign and transfer unto ACH an undivided joint and equal interest in and to all of the Joint Subject Matter Patents developed, conceived, reduced to practice, or acquired, whether by purchase or license, by any of or all of the Bionutrics Entities for ten (10) years after the Effective Date of this Agreement. The Bionutrics Entities and ACH hereby agree that Section 2(b)(i) - (v) shall also govern with respect to their respective rights and duties as to the Joint Subject Matter Patents under this Section 2(d).

         (e) The division of rights as to the Joint Subject Matter Patents in this Section 2:

                  (i) shall not be construed to provide any of the Bionutrics Entities with any right, claim, or cause of action against ACH or its Affiliates arising out of the sale of products resulting from the processing of rice, rice bran, rice bran oil, lecithin, waxes, rice bran protein, Rice Bran Oil Distillates or any other rice-derived products using any processing steps up through and including deodorization such as crushing, stabilization, extraction, dewaxing, degumming, caustic refining and deodorization.

                 (ii) shall be construed as absolutely and unconditionally allowing the use and sale by ACH and its Affiliates of rice bran oil, lecithin, waxes, rice bran protein, Rice Bran Oil Distillates or any other rice-derived products produced by ACH or its Affiliates using the Joint Subject Matter Patents or Intellectual Property,

                 (iii) shall be construed as allowing third parties acquiring such rice bran oil, lecithin, waxes, rice bran protein, Rice Bran Oil Distillates or any other rice-derived products produced by ACH or its Affiliates using the Joint Subject Matter Patents or Intellectual Property to use and sell such rice bran oil, lecithin, waxes, rice bran protein, Rice Bran Oil Distillates or any other rice-derived products without claims and causes of action asserted by the Bionutrics Entities.

                 (iv) If a third party acquires such rice bran oil, lecithin, waxes, rice bran protein, Rice Bran Oil Distillates or any other rice-derived products produced by ACH or its Affiliates and such third party either modifies or uses such rice bran oil, lecithin, waxes, rice bran protein, Rice Bran Oil Distillates or any other rice-derived products in such a way that it infringes the Bionutrics Entities Field of Use, then the Bionutrics Entities shall have no claim, cause of action, or remedy against ACH or its Affiliates for inducing such alleged infringement or for ACH's sale of such rice bran oil, lecithin, waxes, rice bran protein, Rice Bran Oil

         Distillates or any other rice-derived products; provided, however, the Bionutrics Entities shall retain all rights and remedies against any third parties for such third party's allegedly infringing acts.

         (f) As to Intellectual Property within the scope of Sections 2(c) and (d) involving stabilization processes within the ACH Field of Use, the Bionutrics Entities agree that all such Intellectual Property is hereby assigned and transferred to ACH as set forth in Sections 2(a) and 2(b). As to such Intellectual Property regarding stabilization processes, the Bionutrics Entities shall disclose such Intellectual Property as set forth in Section 7 herein. As to such Intellectual Property regarding stabilization for which there are rights outside the ACH Field of Use, neither ACH nor the Bionutrics Entities shall file a patent application anywhere in the world without the agreement of the other party. As to any other Intellectual Property within the scope of Sections 2(c) and (d) involving processing steps in the ACH Field of Use after stabilization up to and through deodorization, the assignments contemplated under Sections 2(c) and (d) shall be subject to the following terms: All right, title and interest in and to such Intellectual Property will remain in the Bionutrics Entities. The Bionutrics Entities shall disclose such Intellectual Property as set forth in Section 7 herein and provide ACH with the opportunity to acquire the exclusive rights to such Intellectual Property within the ACH Field of Use. The parties shall negotiate confidentially in good faith the price or consideration for the transfer of such Intellectual Property. If ACH and the Bionutrics Entities are unable to agree as to the consideration, then the Bionutrics Entities shall not use or disclose such Intellectual Property to any third party.

         (g) This Agreement is being entered in connection with and ancillary to the Supply Agreement entered into by the parties on the Effective Date.

         3.      PAYMENT.         In consideration of the assignment and
representations and warranties herein, the Company agrees to pay the Bionutrics Entities Two Million Dollars ($2,000,000.00) by wire transfer at the time of the Closing. Such amount shall be wire transferred to the following account in accordance with the following wire transfer transactions:

                                WELLS FARGO BANK

                                ABA  # 121000248

                          Credit Account # 4068001460

                             REF: Bionutrics, Inc.
                                   0902307400

                           Attn: Wire Room Calabasas
                               Malibu Canyon, CA

Payment to such account in accordance with the foregoing instructions shall constitute payment to all Bionutrics Entities and ACH shall not be responsible for the application of such amount among the Bionutrics Entities.

         4.      REPRESENTATIONS AND WARRANTIES.   The Bionutrics Entities
represent and warrant that:

         (a) the Bionutrics Entities are legally free to make and perform this Agreement, that the Bionutrics Entities have no obligation to any other person or entity that would affect or conflict with any of their obligations hereunder, and that the complete performance of the Bionutrics Entities' obligations hereunder will not violate any law, regulation, order or decree of any governmental or judicial body or contract by which any of the Bionutrics Entities is bound;

         (b) the patents and patent applications listed on Exhibit 1 are the only patents or patent applications for which the Bionutrics Entities own or have filed, jointly or solely, that relate to the ACH Field of Use;

         (c) the Bionutrics Entities have not transferred to any third party, by assignment, mortgage, security interest, license, or otherwise, any of the rights or title in and to any of the Intellectual Property; and

         (d) the Bionutrics Entities have full legal and equitable title to the Intellectual Property.

         5.      THE BIONUTRICS ENTITIES' COVENANT.

         (a) The Bionutrics Entities, in order to induce ACH to enter into this Agreement, expressly covenant and agree that during the Excluded Period, the Bionutrics Entities will not, and the Bionutrics Entities will cause their Affiliates not to, directly or indirectly, own, manage, operate, join, control or participate in with any business, individual, partnership, firm or corporation, which engages in any business that provides services within the ACH Field of Use in North America. As used in this Section 5, "Excluded Period" shall mean the term of this Technology Agreement, but commencing only upon the Closing Date of the transfer of assets pursuant to the Agreement for Purchase and Sale of Assets.

         (b) Notwithstanding the restrictions contained in Section 5(a), the Bionutrics Entities or any of their Affiliates may own an aggregate of not more than 2.5% of the outstanding stock of any class of any corporation engaged in a business within the ACH Field of Use, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 5(a), provided that none of Sellers or their Affiliates have the power, directly or indirectly, to control or direct the management or affairs of any such corporation and are not involved in the management of such corporation.

         (c) The Bionutrics Entities further expressly covenant and agree that for a period of two years from and after the Closing Date, the Bionutrics Entities will not, and the Bionutrics Entities will cause their Affiliates not to (1) engage or employ, or solicit or contact with a view to the engagement or employment by any person who is (or in the twelve months prior to the Closing Date has been) an officer or employee of NTC; or (2) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from ACH any person who or which is (or in the twelve months prior to the Closing Date has been) a customer or client of NTC.

         (d) To the extent that any part of this Section 5 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.

         (e) The Bionutrics Entities and ACH agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 5 do not impose any greater restraint than is necessary to protect the legitimate business interests of ACH. The Bionutrics Entities and ACH further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 5, ACH shall be entitled to immediate injunctive relief, as any such breach would cause ACH irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit ACH from pursuing any other remedies available to it hereunder, at law or in equity for any such breach or threatened breach.

         (f) The Bionutrics Entities hereby represent to ACH that they have read and understand, and agree to be bound by, the terms of this Section. The Bionutrics Entities acknowledge that the geographic scope and duration of the covenants contained in this Section are the result of arm's-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of NTC, (ii) the Bionutrics Entities' level of control over and contact with NTC business and operations in all jurisdictions where same are conducted, (iii) the fact that the NTC business is conducted throughout the geographic area where competition is restricted by this Agreement, and (iv) the amount of consideration that the Bionutrics Entities are receiving in connection with the Agreement and the amount of the goodwill for which ACH is paying. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Section 5 invalid or unenforceable.

         (g) From and after the Effective Date of this Agreement, none of the Bionutrics Entities will directly or indirectly use in any manner any trade name, trademark, service mark or logo listed on Exhibit 4 or any word or logo that is similar in sound or appearance.

         6.      ACH'S COVENANT.

         (a) ACH, in order to induce The Bionutrics Entities to enter into this Agreement, expressly covenants and agrees with Bionutrics that during Excluded Period, ACH will not, and ACH will cause their Affiliates not to, directly or indirectly, own, manage, operate, join, control or participate in with any business, individual, partnership, firm or corporation, other than the Bionutrics Entities, which engages in any business that markets or sells Clearesterol in North America. As used in this Section, "Excluded Period" shall mean the time period during which the claims of the United States Patent No. 5,591,772 covering the marketing and sale of Clearesterol (and not methods for its use) remain valid and enforceable but in no event shall the Excluded Period extend beyond the term of this Technology Agreement. In addition, the Excluded Period shall commence upon the Closing Date of the transfer of assets pursuant to the Agreement for Purchase and Sale of Assets. The covenant is this Section 6 shall only run in favor of Bionutrics and shall not be assignable or transferable to a third party.

         (b) Notwithstanding the restrictions contained in Section 6(a), ACH or any of its Affiliates may own an aggregate of not more than 2.5% of the outstanding stock of any class of any corporation (other than the Bionutrics Entities) engaged in a business that markets or sells Clearesterol in North America, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 6(a) provided that none of ACH or its Affiliates have the power, directly or indirectly, to control or direct the management or affairs of any such corporation and are not involved in the management of such corporation.

         (c) To the extent that any part of this Section may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.

         (d) ACH agrees and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this
Section 6 do not impose any greater restraint than is necessary to protect the legitimate business interests of the Bionutrics Entities. ACH further agrees and acknowledges that, in the event of a breach or threatened breach of any of the provisions of this Section 6, the Bionutrics Entities shall be entitled to immediate injunctive relief, as any such breach would cause the Bionutrics Entities irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit the Bionutrics Entities from pursuing any other remedies available to it hereunder, at law or in equity for any such breach or threatened breach.

         (e) ACH hereby represents to the Bionutrics Entities that it has read and understands, and agrees to be bound by, the terms of this Section 6. ACH acknowledges that the geographic scope and duration of the covenants contained in this Section 6 are the result of arm's-length bargaining and are fair and reasonable in light of the nature and wide geographic scope of the operations of ACH, (ii) ACH's level of contact with the business and operations of Bionutrics Entities in all jurisdictions where same are conducted, (iii) the fact that the ACH business is conducted throughout the geographic area where competition is restricted by this Agreement, and (iv) ACH's access to Bionutrics Intellectual Property, including Trade Secrets, granted in this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Section 6 invalid or unenforceable.

         7. FURTHER ACTS AND COOPERATION. At the request of ACH, the Bionutrics Entities, individually or jointly as may be requested by ACH, shall execute any and all papers and perform all lawful acts that ACH may deem necessary or appropriate to further evidence or carry out the transactions contemplated in this Agreement including, without limitation, such acts as may be necessary for the preparation, filing, prosecution, and maintenance of applications for United States letters patent and foreign letters patent, the assignment of United States letters patent and foreign letters patent (including but not limited to those patents identified on Exhibit 1 and assigned under Section 2(a)), or for United States and foreign copyright, on the Intellectual Property. The Bionutrics Entities shall also assist and fully cooperate in every way, at ACH's expense, in securing, maintaining, and enforcing, for the benefit of ACH or its designee, patents, copyrights or other types of proprietary or intellectual property protection for the Intellectual Property in any and all countries. In addition, the Bionutrics Entities shall disclose and provide to ACH all documents bearing, embodying or disclosing the Intellectual Property so as to allow ACH to practice and protect such Intellectual Property. With respect to Intellectual Property within the scope of Sections 2(c) and (d), the Bionutrics Entities shall make disclosures of the current status and details of any such Intellectual Property, including any projects, developments, or research within the ACH Field of Use, every six months. These disclosures shall take place in status meetings to be scheduled by ACH. ACH shall notify the Bionutrics Entities of such status meetings. If no status meeting takes place for six months or longer because ACH fails to schedule such meetings, the Bionutrics Entities will not be in default of this provision. Once ACH notifies that no status meeting has taken place for six months, the next status meeting shall take place promptly but no later than thirty (30) days after such notice.

         8.      RESTRICTIONS ON TRADE SECRETS AND CONFIDENTIAL INFORMATION.

         (a) During the term of this Agreement and thereafter, each of the Bionutrics Entities agrees not to disclose to others, use, copy or permit to be copied, except with the express written approval of ACH, its successors, assigns or nominees, any of the Trade Secrets assigned hereunder without the prior written consent of ACH.

         (b) As to disclosures by the Bionutrics Entities of Intellectual Property involving processing steps in the ACH Field of Use after stabilization up to and through deodorization described in Section 2(f) and as to any disclosures by ACH of confidential information or trade secrets regarding the ACH Field of Use other than the Trade Secrets or developed, conceived, reduced to practice, or acquired, whether by purchase or license, by ACH or its Affiliates during the term of this Agreement, (collectively referred to in this Section 8 as "Confidential Information"):

         (i) ACH and the Bionutrics Entities agree to hold such Confidential Information owned by the other party in the strictest confidence and shall exercise due care to prevent the unauthorized disclosure of such information or its use for any unauthorized purpose.

         (ii) ACH and the Bionutrics Entities shall only disclose the Confidential Information of the other party to their employees and officers (and consultants, attorneys, and accountants) who have a need to have access to such for the purposes of this Agreement, but shall not disclose the same to any employee or officer who may use such for any other purpose. ACH and the Bionutrics Entities shall require each employee and officer who is granted access to such information to agree to abide by the terms of this Section 8.

         (iii) ACH and the Bionutrics Entities agree that such Confidential Information and any developments materially derived therefrom are and shall remain the sole property of the party disclosing such Intellectual Property (the "Disclosing Party") or the party owning such Intellectual Property in the case of Intellectual Property acquired by ACH pursuant to Section 2(f)) .

         (iv)    Confidential Information shall exclude information that:

                 (1) is disclosed in a printed or online publication available to the public, is described in an issued patent anywhere in the world, is otherwise in the public domain at the time of disclosure, or becomes publicly known through no wrongful act on the part of the party (or its Affiliates) receiving the Confidential Information (the "Receiving Party");

                 (2) is already known to the Receiving Party at the time of the disclosure or becomes known to or lawfully available to the Receiving Party through disclosure by a third party who has not received the Confidential Information, directly or indirectly, from the Disclosing Party under an obligation of secrecy;

                 (3) is disclosed to third parties by the Disclosing Party without an obligation of confidence being imposed on such third parties;

                 (4) is subsequently developed by or for the Receiving Party without use of the Confidential Information by the Disclosing Party; and

                 (5) the Disclosing Party expressly authorizes in writing shall not be considered Confidential Information.

         (v) If a Disclosing Party discloses information it believes is Confidential Information, the Disclosing Party shall specifically designate materials bearing the confidential information "CONFIDENTIAL." If a Disclosing Party discloses orally to the Receiving Party information the Disclosing Party believes is confidential, the Disclosing Party shall within thirty days of such disclosure reduce such information to writing and provide such writing to the Receiving Party marked CONFIDENTIAL.

         (f) If any portion of Confidential Information is required to be disclosed to a governmental regulatory agency or commission, or is otherwise required to be disclosed by law or regulation, subpoena, civil investigative demand or similar process, the Receiving Party will inform the Disclosing Party of such disclosure requirement as soon as practicable after notice of such requirement is received and will further inform the Disclosing Party which Confidential Information is required to be disclosed. The Disclosing Party shall then be completely responsible for seeking any protective order to protect the confidentiality of the Confidential Information. In the event that the Disclosing Party is unable to obtain a protective order satisfactory to the Disclosing Party, after the exhaustion of all applications for writs of mandamus and all interlocutory appeals from the denial of such a protective order, the Receiving Party shall have the right to disclose the specific Confidential Information that is required to be disclosed in the particular proceeding.

         9. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and supersedes all prior discussions between them, and neither of the parties shall be bound by any modification of this Agreement, other than as expressly provided in this Agreement or as duly set forth on or subsequent to the date hereof in writing and signed by a duly authorized representative of the party to be bound thereby. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. This Agreement incorporates the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, documents, or other instruments with respect to the matters covered hereby.
The failure of either party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision. Neither shall the waiver by either party of a breach by the other party of any provision of this Agreement constitute a continuing waiver of other breaches of the same provision or a waiver of any breach of any other provision of this Agreement.

         10. ASSIGNMENT. The obligations of this Agreement shall be binding upon the parties hereto, their successors, assigns, and legal representatives. This Agreement shall only be assignable or transferable by either ACH or the Bionutrics Entities in connection with a merger or a sale of all or substantially all of the assets of a party to which this Agreement relates; provided, however, ACH may assign this Agreement any or all to its Affiliates; and provided further, the sale or transfer of substantially all of the business of ACH related to the Intellectual Property shall be deemed to constitute a sale of all or substantially all of the assets of ACH for purposes of satisfying the provisions of this Section 10. In the event of such an assignment or transfer, the assignor or transferor shall advise the assignee or transferee of the existence of this Agreement and the obligations hereunder, and such assignee or transferee to whom such assignment or transfer has been made shall unconditionally and without restriction expressly assume and succeed in writing to all obligations and rights of the assigning party or parties under this Agreement from and after the date thereof or from and after the date thereof by executing an agreement memorializing such assumption and succession to such obligations and rights and shall provide a copy of such agreement to the other party or parties to this Agreement. Except as set forth in this Agreement, this Agreement shall not be assignable by any party hereto without the express written consent of the other parties hereto. Nothing in this Agreement shall be construed as prohibiting ACH from transferring, assigning, licensing or sublicensing any or all of its rights in and to the Intellectual Property that is being assigned to ACH under Section 2 of this Agreement.

         11.     SEVERABILITY.    Should any clause, sentence, term or
paragraph of this Agreement be declared by a court of competent jurisdiction to be invalid, unenforceable, or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto hereby agree that the part or parts of this Agreement so held to be invalid, unenforceable, or void shall be deemed to have been stricken, and the remainder of this Agreement shall have the same force and effect as if such part or parts had never been included herein.

         12.     TERM.    This term of this Agreement shall become effective on
the Effective Date and shall remain in effect throughout the life of the Patents and such Patents as may be granted from any applications assigned under this Agreement, and throughout the life of any other patents now or hereafter covered by this Agreement.

         13.     GOVERNING LAW AND FORUM.

         (A) CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, AND INTERPRETED IN ACCORDANCE WITH THE PROVISIONS OF, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PROVISIONS THAT REFER A MATTER TO THE LAW OF ANY OTHER JURISDICTION.

         (B) FORUM SELECTION CLAUSE. THE BIONUTRICS ENTITIES (FOR THEMSELVES, THEIR SUCCESSORS, AND ASSIGNS) AND ACH HEREBY IRREVOCABLY AGREE THAT ANY AND ALL CLAIMS FOR RELIEF ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT(ALL OF WHICH ARE REFERRED TO AS THE "CLAIMS"), WHETHER SUCH CLAIMS SOUND IN CONTRACT, TORT OR OTHERWISE, AT LAW OR IN EQUITY, UNDER STATE OR FEDERAL LAW, WHETHER BY STATUTE OR COMMON LAW, SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN THE JURISDICTION IN WHICH THE HEADQUARTERS OF THE DEFENDANT IN SUCH SUIT IS THEN LOCATED. FOR EXAMPLE, AS OF THE EFFECTIVE DATE, ANY CLAIMS BROUGHT AGAINST ACH SHALL BE BROUGHT EXCLUSIVELY IN MEMPHIS, TENNESSEE, AND ANY CLAIM BROUGHT AGAINST BIONUTRICS SHALL BE BROUGHT EXCLUSIVELY IN PHOENIX, ARIZONA.

         14.     LIMITATIONS OF LIABILITY.

         (a) IN NO EVENT SHALL ACH BE LIABLE TO ANY OR ALL OF THE BIONUTRICS ENTITIES FOR ANY CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT,

NEGLIGENCE, STRICT LIABILITY, TORT OR ANY OTHER LEGAL THEORY. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOST PROFITS, EVEN IF ACH HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         (b) IN NO EVENT SHALL THE BIONUTRICS ENTITIES BE LIABLE TO ACH FOR ANY CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR ANY OTHER LEGAL THEORY. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOST PROFITS, EVEN IF THE BIONUTRICS ENTITIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         16. NOTICES. Wherever under this Agreement one party is required or permitted to give notice to the other party, such notice shall be in writing and shall be delivered personally, sent by facsimile transmission, sent by nationally recognized express courier or sent by certified, registered, first class mail. Any such notice shall be deemed given when actually received when so delivered personally, by facsimile transmission or by express courier, or if mailed, on the fifth day after its mailing, postage prepaid to the recipient party addressed as follows:

         If to AC HUMKO:
                                           AC HUMKO Corporation
                                           7171 Goodlett Farms Parkway
                                           Memphis, Tennessee 38018-4909
                                           901-381-3066 (FAX)
                                           Attention:  Dennis W. Koerner

         with a copy to:                   Vinson & Elkins, L.L.P.
                                           1001 Fannin
                                           2300 First City Tower
                                           Houston, Texas 77002
                                           713-615-5234 (FAX)
                                           Attention:  James B. Rylander

         If to BIONUTRICS ENTITIES:

                                           Bionutrics, Inc.
                                           2425 E. Camelback Road
                                           Suite 650
                                           Phoenix, Arizona 85016
                                           602-508-0115 (FAX)
                                           Attention:  Ronald H. Lane

         with a copy to:
                                           Friedman Siegelbaum L.L.P.
                                           399 Park Avenue
                                           2th Floor
                                           New York, New York 10022
                                           212-980-6991 (FAX)
                                           Attention: J. Robert Horton

         Either party may change its address by a notice given to the other party in the manner set forth above.

         EXECUTED as of the date first written above.


                                        BIONUTRICS, INC.



                                        By:
                                           -------------------------------------
                                        Name:  Ronald H. Lane
                                        Title: President and Chief Executive
                                               Officer


                                        BIONUTRICS HEALTH PRODUCTS, INC.



                                        By:
                                           -------------------------------------
                                        Name:  Ronald H. Lane
                                        Title: President

                                        NUTRITION TECHNOLOGY
                                         CORPORATION


                                        By:
                                        Name:  Michael Wells
                                        Title:  President


                                        LIPOGENICS, INC.



                                        By:
                                        Name:  Ronald H. Lane
                                        Title:  Vice President


                                        INCON TECHNOLOGIES, INC.



                                        By:
                                        Name:  John Palmer
                                        Title:  Chairman and CEO



                                        AC HUMKO CORP.



                                        By:
                                             -----------------------------------
                                             Name:  Wayne Briesemeister
                                             Title:  Vice President

                                   Exhibit 1

                                    PATENTS


------------------------------------------------------------------------------------------
                    COUNTRY                 #                        STATUS
------------------------------------------------------------------------------------------
                 United States             LEE                Appln. No. 07/841,009
                                                                     Issued
                                                               (Pat No. 5,047,254)
------------------------------------------------------------------------------------------


                    Joint Subject Matter Patents

------------------------------------------------------------------------------------------
                    COUNTRY                 #                        STATUS
------------------------------------------------------------------------------------------
                 United States             PD-1               Appln. No. 07/796,486
                                                                    Abandoned
------------------------------------------------------------------------------------------
                     Canada              PD-1 CIP              Appln. No. 2083512
                                                                     Pending
------------------------------------------------------------------------------------------
                 United States           PD-1 CIP             Appln. No. 07/952,615
                                                                CIP of 07/796,486
                                                                     Pending
------------------------------------------------------------------------------------------
                 United States          PD-1 CIP2             Appln. No. 08/583,232
                                                                CIP of 07/952,615
                                                                     Pending
------------------------------------------------------------------------------------------
                 United States             PD-2               Appln. No. 07/796,486
                                                                    Abandoned
------------------------------------------------------------------------------------------
                     Canada              PD-2 CIP              Appln. No. 2124086
                                                                     Pending
------------------------------------------------------------------------------------------
                     Mexico              PD-2 CIP               Appln. No. 926735
                                                                     Pending
------------------------------------------------------------------------------------------
                 United States           PD-2 CIP             Appln. No. 08/244,215
                                                                     Issued
                                                              (Pat. No. 5,591,772)
------------------------------------------------------------------------------------------
                 United States           PD-2 CIP             Appln. No. 08/719,284
                                          CON 1                      Allowed
------------------------------------------------------------------------------------------
                 United States             PD-4               Appln. No. 60/057,395
                                          PROV 1                     Pending
------------------------------------------------------------------------------------------
                 United States             PD-4               Appln. No. 60/067,438
                                          PROV 2                     Pending
------------------------------------------------------------------------------------------

                                   Exhibit 2

                                 TRADE SECRETS

Proprietary information and know-how associated with:

o        the design and operation of the Monroe, Louisiana processing plant

o        rice bran oil extraction, degumming and dewaxing processes

o the manufacture of Bionutrics Distillate Products including Clearesterol, P25 etc. (including the deodorization process)

o        protein extraction and concentration from rice bran

o        rice bran procurement, handling and stabilization

o        the production of Rice Bran Oil Distillate and Derivative Products

                                   Exhibit 3

                                   COPYRIGHTS

         Federal copyright rights in any reports, tables, drawings, compilations, data and other writings owned by any of the Bionutrics Entities within the ACH Field of Use.

                                   Exhibit 4

                                   TRADEMARKS

Common law rights in the name "Nutrition Technology Corporation", "Nutrition Technology Corporation, Inc." and other like designations used by NTC in identifying itself in business dealings with third parties.

                                                                       EXHIBIT E


                           EXCLUSIVE SUPPLY AGREEMENT


         THIS EXCLUSIVE SUPPLY AGREEMENT ("Agreement"), entered into as of the 14th_day of August, 1998 ("Effective Date"), is by and among BIONUTRICS, INC., a Nevada corporation, with a place of business at 2425 E. Camelback Road, Suite 650, Phoenix, Arizona 85016 ("Bionutrics, Inc.") (together with any and all of its Affiliates, "Bionutrics") ; BIONUTRICS HEALTH PRODUCTS, INC., a Delaware corporation, with a place of business at 2425 E. Camelback Road, Suite 650, Phoenix, Arizona 85016 ("BHP"); INCON TECHNOLOGIES, INC., a Delaware corporation with a place of business at 2425 E. Camelback Road, Suite 650, Phoenix, Arizona 85016 ("InCon"); (collectively the "Bionutrics Entities"); and AC HUMKO CORP., a Delaware corporation, with a place of business at 7171 Goodlett Farms Parkway, Memphis, Tennessee 38018 ("Humko").


                                  INTRODUCTION

         WHEREAS, as of the Effective Date, Humko has purchased certain common stock and warrants of Bionutrics in a Stock Purchase Agreement and certain technology from Affiliates and/or subsidiaries of Bionutrics, Inc., in a Technology Agreement, and in consideration for the purchase of such stock, warrants and such technology, the respective Bionutrics Entities agreed to enter into this Agreement; and

         WHEREAS, Humko, Bionutrics and various subsidiaries of Bionutrics, intend to enter into an Agreement for Purchase and Sale of Assets after the date hereof (upon terms agreeable to the parties thereto), which will provide (in addition to other matters) for the purchase of substantially all or part of (at the option of Humko) the assets of Nutrition Technology Corporation used in connection with its business, and, as a condition to Humko's entering into any such Agreement for Purchase and Sale of Assets, Humko has required Bionutrics to enter into this Agreement, and Humko will not enter into such Agreement for Purchase and Sale of Assets unless Bionutrics has entered into this Agreement; and

         WHEREAS, as a condition to Bionutrics' entering into such Technology Agreement and Agreement for Purchase and Sale of Assets, Bionutrics has required Humko to enter into this Agreement to supply Bionutrics and its Affiliates and subsidiaries with Bionutrics Products, Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products, as defined herein; and

         WHEREAS, Bionutrics and its Affiliates and subsidiaries, including but not limited to BHP and InCon, desire to purchase from Humko Bionutrics Products, Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products, as defined herein, for use by or for Bionutrics or any of its subsidiaries or Affiliates;

         NOW, THEREFORE, in consideration of the premises and covenants set out below, the sufficiency of which is acknowledged by the parties, Humko and Bionutrics agree as follows:

1.       DEFINITIONS.

         A. As used in this Agreement, the terms "Humko," "Agreement," "Effective Date," and "Bionutrics" shall have the meanings indicated above.

         B. As used in this Agreement, all other capitalized terms shall have the meanings assigned such terms below:

         "Affiliate" will have the meaning assigned to such term in the Technology Agreement.

         "Bionutrics Distillate" shall refer to rice bran oil Distillate that is produced using either (i) the tocotrienol enhancing processes that are claimed in claims 31, 32, 34, 35 and 39 of United States Patent 5,591,772 or
(ii) the tocotrienol enhancing processes that are described and claimed in any U.S. patent that issues from the pending U.S. patent applications 07/952,615 or 08/583,232 as a second stabilization process.

         "Bionutrics Distillate Products" will mean all products produced, marketed or sold by the Bionutrics Entities, or marketed by or sold by others for the Bionutrics Entities, wherein each such product is produced, in whole or in part, from Bionutrics Distillate including, without limitation, evolvE(R), Clearesterol(TM), P25(TM), P18(TM), all tocotrienols and all tocopherols.

         "Bionutrics Plants" will mean the manufacturing plants of Bionutrics wherever located.

         "Bionutrics Products" will mean all products produced, marketed, or sold by the Bionutrics Entities, or produced, marketed or sold for the Bionutrics Entities, or produced, marketed or sold by others for the Bionutrics Entities, wherein each such product is produced, in whole or in part, from Bionutrics Distillate, Rice Bran Oil Distillate, or Rice Bran Products.

         The "Commissioning Date" shall mean the date determined solely by Humko that (i) the Equipment is fully operational and producing the Bionutrics Distillate Products, Rice Bran Oil Distillate, and Rice Bran Products described in the Specifications, and (ii) all Bionutrics Products produced by the Equipment conforms in all respects to the Specifications, but in no event shall the Commissioning Date occur, subject to the terms of Section 10, later than six (6) months following the date that the assets purchased in connection with the Agreement for Purchase and Sale of Assets are acquired by Humko.

         "Confidential Information" shall have the meaning assigned to such term in Section 13 hereof.

         "Derivative Products" will mean products produced from the further processing of Rice Bran Oil Distillate, including (but not limited to) concentrated Tocol-containing fractions thereof.

         "Distillate" will mean the resulting chemical fatty stream produced by the high temperature, low pressure, steam stripping of edible oils in the process of edible rice oil refining that is isolated and collected.

         "Equipment" will mean all equipment used in the production of the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products by Humko.

         "Humko Plants" will mean the facilities of Humko where Rice Bran Oil Distillate, Bionutrics Distillate Products, and/or Rice Bran Products are produced wherever located.

         "Intellectual Property" shall have the same meaning ascribed to that term in the Technology Agreement.

         "Price" will mean the price set forth in Exhibit A for Bionutrics Distillate Products ordered and delivered in accordance with this Agreement.

         "Rice Bran Oil Distillate" shall refer to all rice bran oil Distillate that is not a Bionutrics Distillate.

         "Rice Bran Products" shall refer to any products derived from the processing of rice bran other than Rice Bran Oil Distillate and Bionutrics Distillate, including but not limited to, carbohydrates, proteins, fibers, and oils.

         "Specifications" will mean the specifications and requirements for the Bionutrics Distillate Products and the Rice Bran Oil Distillate set forth on Exhibit B or as may otherwise be agreed by the parties during the Term of this Agreement. The specifications and requirements for Rice Bran Products and Derivative Products will be agreed to by the parties during the Term of this Agreement, as appropriate.

         "Technology Agreement" shall mean the Technology Agreement of even date herewith by and among Humko, Bionutrics, Inc., and various Affiliates and subsidiaries of Bionutrics, Inc.

         "Term" will have the meaning assigned to such term in Section 2 hereof.

         "Tocols" shall refer to tocotrienols, tocopherols and mixtures thereof.

2. TERM. The term of this Agreement (the "Term") shall be for twenty years from the Effective Date, unless terminated earlier by either party pursuant to the terms of this Agreement.

3.       SUPPLY, PRODUCTION AND SHIPPING.

A.       During the Term, but only after the Commissioning Date and subject to
Section 10:

         (i) BIONUTRICS DISTILLATE PRODUCTS. Humko will sell and deliver to Bionutrics, and Bionutrics will purchase and take from Humko, all of Bionutrics' requirements for the Bionutrics Distillate Products for use in the Bionutrics Products. The Price for Bionutrics Distillate Products shall be set according to Exhibit A.

         (ii) RICE BRAN PRODUCTS. In the event that Bionutrics desires to obtain any Rice Bran Product for any Bionutrics Product during the Term of this Agreement, Bionutrics shall first offer to Humko the right to supply all of Bionutrics' requirements for such Rice Bran Product for any such Bionutrics Product. This right of first refusal shall operate as set forth in this
                 Section 3.A.(ii):

                 (a) If, after Humko and Bionutrics discuss Humko's supplying of requirements of such Rice Bran Product to Bionutrics for such Bionutrics Products, Humko is willing and able to supply such Rice Bran Product to Bionutrics at Humko's market price and terms established by Humko from time to time, then Bionutrics shall be obligated to take its requirements from Humko for such Rice Bran Product unless Bionutrics is able to obtain such Rice Bran Product requirements from a third party at a better price and terms than the market price and terms offered by Humko provided that there is no pre-existing contract between Humko and Bionutrics with respect to such Rice Bran Product. If a third party offers a better price and terms, Humko shall have thirty (30) days to match such price and terms. If Humko fails to do so within such thirty (30) day period, then Bionutrics shall be free to contract with such third party for its requirements of such Rice Bran Product; provided, however, the terms and provisions of Section 3.A.(ii)(c) shall be applicable to such Rice Bran Product. If Humko notifies Bionutrics that it will match such price and terms within such period, then Humko will sell and deliver to Bionutrics, and Bionutrics will purchase and take from Humko, all of Bionutrics' requirements for the Rice Bran Product for such Bionutrics Product upon such price and terms.

                 (b) If, after Humko and Bionutrics discuss Humko's supplying of requirements of such Rice Bran Product to Bionutrics, Humko is unwilling or unable to supply such Rice Bran Product to Bionutrics at Humko's established market price and terms, then Bionutrics shall be free to contract with such third party for its requirements of such Rice Bran Product and Bionutrics shall no longer owe Humko any obligation with respect to Bionutrics' requirements for such Rice Bran Product.

                 (c) In contracting with such third party for its requirements of such Rice Bran Product, this Agreement shall not be construed to grant to Bionutrics or any such third party, and Humko expressly negates and reserves, any rights to use any of the Intellectual Property in North America with respect to the processing of, or providing of, any Rice Bran Product to Bionutrics. Bionutrics expressly covenants not to use in North America the Intellectual Property with respect to any Rice Bran Product.

         (iii) RICE BRAN OIL DISTILLATE THROUGH AUGUST 31, 2000. For the period from the Commissioning Date through August 31, 2000, Humko will sell and deliver to Bionutrics, and Bionutrics will purchase and take from Humko, all of Humko's entire output of Rice Bran Oil Distillate, provided that the Rice Bran Oil Distillate has a total Tocol content of at least 3%. The price for the Rice Bran Oil Distillate referred to in this
                 Section 3.A(iii) shall be as shown on Exhibit D.

         (iv) RICE BRAN OIL DISTILLATE AFTER AUGUST 31, 2000. If Humko and Bionutrics have not voluntarily reached an agreement in writing signed by both parties by August 31, 1999 regarding the price and conditions for the supply of Rice Bran Oil Distillate to Bionutrics after August 31, 2000, then Humko shall be free to supply such Rice Bran Oil Distillate to third parties on any terms and conditions that are more favorable to Humko than those offered by Bionutrics. If a third party or third parties offer more favorable terms and conditions for any or all of Humko's supply of the Rice Bran Oil Distillate, Bionutrics shall have fourteen (14) days to match any such terms and conditions by written notice to Humko. If Bionutrics fails to do so within such fourteen (14) day period, then Humko shall be free to contract with such third party or third parties for the supply of Rice Bran Oil Distillate and Humko shall no longer owe Bionutrics any obligation with respect to the supply of Rice Bran Oil Distillate. If Bionutrics matches the more favorable terms and conditions offered by such third party, as set forth above, then Humko will sell and deliver to Bionutrics, and Bionutrics will purchase and take from Humko, all of Humko's supply of the Rice Bran Oil Distillate to the extent and on the terms and conditions set forth in such third-party offer. To the extent that Bionutrics cannot obtain its requirements of Rice Bran Oil Distillate after August 31, 2000 from Humko, Humko grants to Bionutrics a limited, nonexclusive, nontransferable license to use the Intellectual Property to import Rice Bran Oil Distillate from outside North America but only to produce Derivative Products in Bionutrics' own facilities (or the facilities of its subsidiaries and Affiliates). This Agreement shall not be construed to grant to Bionutrics or any other party, and Humko expressly negates and reserves, any rights to use any of the Intellectual Property with respect to the production of Rice Bran Oil Distillate. Bionutrics expressly covenants not to use the Intellectual Property to produce the Rice Bran Oil Distillate in North America.

         (v) DERIVATIVE PRODUCTS AFTER AUGUST 31, 2000. In the event that Humko is no longer willing or able to supply all of its production of Rice Bran Oil Distillate to Bionutrics, and Humko is processing any or all of such Rice Bran Oil Distillate into Derivative Products, Humko shall have the option to supply Bionutrics with Bionutrics' needs for Derivative Products. Price to Bionutrics for Derivative Products will be the market price for Rice Bran Oil Distillate plus a toll processing fee. Such toll processing fee will be determined by two experts, one each selected by Humko and Bionutrics, but in the event that the two experts so chosen cannot agree, the toll processing fee shall be determined by a third expert chosen jointly by the former two experts. Humko reserves the right to market any or all of its Rice Bran Oil Distillate and Derivative Products to third parties.

         (vi) It is understood that prior to the date hereof, Bionutrics may have been purchasing or acquiring the Bionutrics Distillate Products, Rice Bran Oil Distillate and Rice Bran Products from other parties, but from and after the date hereof, Humko shall be the exclusive supplier to Bionutrics of all Bionutrics Distillate Products, Rice Bran Oil Distillate and Rice Bran Products used by Bionutrics in the Bionutrics Products (subject to any exclusions specified under Section 3.A.(i)-(v) above); provided, however, until the Commissioning Date, Bionutrics may continue to purchase or acquire the Bionutrics Distillate Products, Rice Bran Oil Distillate, and Rice Bran Products from other parties to fulfill its production requirements in accordance with its normal course of business. Notwithstanding the foregoing, Bionutrics may not enter into any long term contracts for the supply of Bionutrics Distillate Products, Rice Bran Oil Distillate, or Rice Bran Products if the end of the term of any such contracts occurs after January 1, 1999, except as provided in Section 10.

         B. REQUIREMENTS PRIOR TO COMMISSIONING DATE. Unless agreed otherwise in writing, until the Commissioning Date, Humko shall have no obligation to deliver the Bionutrics Distillate Products, Rice Bran Oil Distillate, and Rice Bran Products. Upon the occurrence of the Commissioning Date, Humko will notify Bionutrics and begin supplying Bionutrics with its requirements of Bionutrics Distillate Products, Rice Bran Oil Distillate and Rice Bran Products





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used by Bionutrics in the Bionutrics Products.  On or before the Commissioning
Date, Bionutrics will provide to Humko an initial order of its requirements of Bionutrics Distillate Products, Rice Bran Oil Distillate and Rice Bran Products used by Bionutrics in the Bionutrics Products for the time period prior to the Commissioning Date (the "Initial Period"). This order shall contain all of the terms set forth below in Section 3.D.

         C.      REQUIREMENTS AFTER COMMISSIONING DATE.

         (i) (1) REQUIREMENTS OF BIONUTRICS DISTILLATE PRODUCTS. By January 15 of each calendar year during the Term of this Agreement, Bionutrics shall notify Humko in writing with a good faith projection of its requirements of Bionutrics Distillate Products for use in Bionutrics Products for the one year period commencing on April 1 of the same calendar year (the "Applicable One Year Period"). Such notification of requirements shall contain all of the terms set forth below in Section 3.D. By February 15 of the same calendar year, Humko shall notify Bionutrics if Humko's capacity is insufficient to meet such requirements. In the event Humko so notifies Bionutrics, Bionutrics shall be obligated to purchase Humko's capacity but as to Bionutrics' requirements in excess of such capacity for that Applicable One Year Period, Humko grants to Bionutrics a limited, nonexclusive, nontransferable license to use the Intellectual Property in its own facilities solely to produce Bionutrics Distillate Products but only using Bionutrics Distillate imported from outside North America, which Bionutrics shall be permitted to import for this limited purpose only. This Agreement shall not be construed to grant to Bionutrics, and Humko expressly negates and reserves, any rights to use any of the Intellectual Property with respect to the production of Bionutrics Distillate in North America. Bionutrics expressly covenants not to use the Intellectual Property with respect to the production of such Bionutrics Distillate in North America. If Humko notifies Bionutrics by March 15 of the same calendar year that Humko can deliver all such requirements for the Applicable One Year Period, then, unless otherwise agreed to in writing by Bionutrics, Humko shall be obligated to, subject to Section 10, and will sell such requirements to Bionutrics. In addition, unless otherwise agreed to in writing by Humko, Bionutrics shall be obligated to purchase its good faith projection of its requirements of Bionutrics Distillate Products for the following calendar year as set forth in the projection to the extent that Humko has obligated itself to produce any of same in accordance with the foregoing provisions. During the Applicable One Year Period for which such requirements have been agreed upon by Humko and Bionutrics pursuant to this Section 3.C.(i)(1) above, the parties will work in good faith in the event that Bionutrics desires to modify the original shipping and delivery dates for the quantities of the Bionutrics Distillate Products ordered and required to be produced by Humko.

                 (2) REQUIREMENTS OF RICE BRAN PRODUCTS (PURSUANT TO SECTION 3.A. (ii)(a)). By January 15 of each calendar year during the Term of this Agreement, Bionutrics shall notify Humko in writing with a good faith projection of its requirements of Rice Bran Products, if any, for use in Bionutrics Products for the Applicable One Year Period. Such notification of requirements shall contain all of the terms set forth below in Section 3.D. By February 15 of the same calendar year, Humko shall notify Bionutrics if Humko's capacity is insufficient to meet such requirements. In the event Humko so notifies Bionutrics, Bionutrics shall be obligated to purchase Humko's capacity but as to Bionutrics' requirements in excess of such capacity for that Applicable One Year Period, Bionutrics shall be free to contract with third parties for its additional requirements of such Rice Bran Products that Humko is unable to supply for that Applicable One Year Period, subject to the following provisions of this Section 3.C.(i)(2). This Agreement shall not be construed to grant to Bionutrics, and Humko expressly negates and reserves, any rights to use any of the Intellectual Property with respect to the production of Rice Bran Oil Distillate in North America. Similarly, this Agreement shall not be construed to grant to Bionutrics or any third party supplying Bionutrics with such Rice Bran Products, and Humko expressly negates and reserves, any rights to use any of the Intellectual Property with respect to the processing of such Rice Bran Products for Bionutrics. Bionutrics expressly covenants not to use the Intellectual Property with respect to such Rice Bran Products in North America. If Humko notifies Bionutrics by March 15 of the same calendar year that Humko can deliver all such requirements for the Applicable One Year Period, then, unless otherwise agreed to in writing by Bionutrics, Humko shall be obligated to, subject to Section 10, and will sell such requirements to Bionutrics; however, as to any additional capacity that Humko may have to produce any such Rice Bran Products, Humko may freely contract to sell such additional capacity to third parties for the Applicable One Year Period. In addition, unless otherwise agreed to in writing by Humko, Bionutrics shall be obligated to purchase its good faith projection of its requirements of Rice Bran Products for the following calendar year as set forth in the projection to the extent that Humko has obligated itself to produce any of same in accordance with the foregoing provisions. During the Applicable One Year Period for which such requirements have been agreed upon by Humko and Bionutrics pursuant to this
Section 3.C.(i)(2) above, the parties will work in good faith in the event that Bionutrics desires to modify the original shipping and delivery dates for the quantities of any such Rice Bran Products ordered and required to be produced by Humko.

         (ii) If during any Applicable One Year Period, Bionutrics desires to purchase additional amounts of the Bionutrics Distillate Products or Rice Bran Products, Bionutrics shall notify Humko during the Applicable One Year Period as set forth herein. First, Bionutrics will notify Humko of Bionutrics' anticipated needs for the Bionutrics Distillate Products and Rice Bran Products in addition to its requirements previously set forth from time to time.
Without limiting the generality of the foregoing, Bionutrics will provide to Humko, on a quarterly basis, and not later than the 15th day of the month beginning each quarter during each Applicable One Year Period during the Term, a good faith estimate of Bionutrics' anticipated additional needs (if any) of the Bionutrics Distillate Products and Rice Bran Products for use in Bionutrics Products during the remaining time in the Applicable One Year Period. Although Bionutrics' failure to provide such a quarterly estimate shall not be deemed a breach of this Agreement, Humko shall have the right to offer any excess capacity of Rice Bran Products for sale to third parties based on the last estimate provided to Humko of Bionutrics' anticipated needs of Rice Bran Products. To the extent

Humko notifies Bionutrics that Humko can meet such additional annual or quarterly requirements, then such orders shall become firm commitments as if such orders had been originally included in the applicable order made pursuant to Section 3.C.(i).

         D. Each order for the Initial Period and the Applicable One Year Periods shall specify the following minimum information: (i) the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products ordered, (ii) the quantities of the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products ordered, (iii) the delivery destination of each of the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products ordered if other than FOB the applicable Humko Plant, (iv) the shipment date for the quantities of the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products ordered (which shall not be less than thirty (30) working days from the applicable date of the purchase order subject to Section 10), (v) the desired delivery date of each of the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products ordered, and (vi) special freight arrangements, if any, which shall be at the sole cost and expense of Bionutrics.

         E. Humko will deliver the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products in amounts necessary to fill all of Bionutrics' orders (subject to this Section 3 and Section 10). Unless specified otherwise on Bionutrics' orders, all deliveries will be FOB the Humko Plants specified in Bionutrics' order. Humko will specify delivery of the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products to designated Bionutrics Plants via common carriers mutually acceptable to Bionutrics and Humko. Bionutrics shall be responsible for all outbound freight costs. Bionutrics will instruct all agreed upon trucking companies to submit freight charges directly to Bionutrics for payment. Except with respect to the delivery procedures for products covered in Exhibit E, Humko will arrange for all transportation required to transport products shipped by Humko under this Agreement to the applicable destination in accordance with the instructions given by Bionutrics. Humko will inform Bionutrics if Humko is unable to arrange transportation with agreed upon trucking companies for any purchase order and offer alternatives to Bionutrics if available. Humko will provide Bionutrics with adequate, timely shipping information. Bionutrics shall be responsible for tracking and managing freight from time of shipment to delivery to the applicable destination. Title to and risk of loss of all products shipped by Humko under this Agreement shall transfer from Humko to Bionutrics (or the applicable subsidiary and/or Affiliate of Bionutrics) at the time of delivery at the applicable Humko Plant to the freight carrier designated in the applicable purchase order. If Bionutrics notifies Humko of discrepancies between shipping and receiving weights or volume, the parties will negotiate in good faith to determine appropriate corrective action and any adjustments necessary to compensate Bionutrics for any shortages confirmed by such discrepancies.

         F. Nothing contained in this Agreement will be deemed to constitute Bionutrics as a guarantor of any minimum level of purchases Bionutrics Distillate Products, Derivative Products or Rice Bran Products.

         G. In the event that Bionutrics elects to discontinue producing Bionutrics Products during the term of this Agreement, Humko shall have the option, exercisable in its sole discretion, to provide any or all of the other ingredients used in Bionutrics' production of other products produced by Bionutrics. If such other ingredients meet the specifications provided by Bionutrics, such other ingredients shall be sold and delivered by Humko, and purchased by Bionutrics, in accordance with the applicable terms of this Agreement. The price for such other ingredients shall be negotiated and agreed to by Bionutrics and Humko prior to the sale of such ingredients by Humko to Bionutrics. Notwithstanding the foregoing, Bionutrics shall not be entitled to purchase from any other supplier any products similar to the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products in order to fulfill the needs of Bionutrics except according to the terms of Section 3.A.(ii) (Rice Bran Products), 3.A(iv) (Derivative Products), 3.C(i) (Bionutrics Distillate Products and Rice Bran Products), or
Section 10.

         H. Bionutrics acknowledges that Humko is not granting to Bionutrics any express or implied license to use any trademark or tradename owned by Humko, and Humko acknowledges that Bionutrics is not granting to Humko any express or implied license to use any trademark or tradename owned by any of the Bionutrics Entities except those listed in Exhibit 4 of the Technology Agreement.

4.       EQUIPMENT AND MATERIALS.

         A. Subject to and in accordance with the other terms of this Agreement, Humko will supply all production capacity (inclusive of all equipment and facilities) and all raw materials, and will maintain an inventory of the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products, each in quantities deemed necessary or appropriate by Humko to ensure uninterrupted production and delivery of the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products.

         B. Humko will pay all taxes on all equipment, facilities, materials, and inventory (prior to its sale to Bionutrics) required for the performance of Humko's obligations under this Agreement.

5. PRODUCT SPECIFICATIONS. All the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products will be produced and delivered in conformance with the Specifications and the terms and conditions of this Agreement.

6.       WARRANTIES, REMEDIES, AND LIMITATIONS OF LIABILITY.

         A. Humko will perform all of its obligations under this Agreement in such a manner and consistent with its other activities so that the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products meet the Specifications as required under this Agreement.

         B.      Humko represents and warrants that:

                 (1) The Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products will conform to the Specifications.

                 (2) All the Bionutrics Distillate, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products will be produced in compliance with all applicable Federal, state, and local laws and regulations and industry standards, including, by way of example only and not limitation, the Food, Drug, and Cosmetic Act and as required by all applicable Federal, state, and local laws and regulations pertaining to the manufacture, storage, or distribution of the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products.

         C. THE FOLLOWING STATES HUMKO'S ENTIRE LIABILITY, AND BIONUTRICS' SOLE AND EXCLUSIVE REMEDY, WITH RESPECT TO BREACH OF ANY WARRANTY BY HUMKO. WITH RESPECT TO ANY CLAIMS THAT THE BIONUTRICS DISTILLATE PRODUCTS, RICE BRAN OIL DISTILLATE, DERIVATIVE PRODUCTS AND RICE BRAN PRODUCTS DO NOT CONFORM TO THE SPECIFICATIONS AND WARRANTIES HEREIN. BIONUTRICS' SOLE AND EXCLUSIVE REMEDY SHALL BE TO REQUIRE HUMKO EITHER (I) TO PROMPTLY REPLACE SUCH BIONUTRICS DISTILLATE PRODUCTS, RICE BRAN OIL DISTILLATE, DERIVATIVE PRODUCTS AND RICE BRAN PRODUCTS WITHOUT ANY ADDITIONAL CHARGE OR (II) TO REFUND THE PRICE PAID BY BIONUTRICS FOR SUCH BIONUTRICS DISTILLATE PRODUCTS, RICE BRAN OIL DISTILLATE, DERIVATIVE PRODUCTS AND RICE BRAN PRODUCTS. HUMKO, AT ITS COST, WILL SHIP ANY SUCH REPLACEMENT OF BIONUTRICS DISTILLATE PRODUCTS, RICE BRAN OIL DISTILLATE, DERIVATIVE PRODUCTS AND RICE BRAN PRODUCTS PURSUANT TO BIONUTRICS' SHIPMENT INSTRUCTIONS.

         EXCEPT FOR THE WARRANTIES MADE IN THIS SECTION 6, HUMKO MAKES NO WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO BIONUTRICS PURCHASING ANY BIONUTRICS PRODUCT OR WITH RESPECT TO THE BIONUTRICS DISTILLATE PRODUCTS, THE RICE BRAN OIL DISTILLATE, DERIVATIVE PRODUCTS OR THE RICE BRAN PRODUCTS PROVIDED HEREUNDER, AND HUMKO HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION

WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. IN ADDITION, HUMKO EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, TO ANY THIRD PARTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

         D. AS A CONDITION PRECEDENT TO ANY WARRANTY CLAIMS HEREUNDER, BIONUTRICS WILL AFFORD HUMKO PROMPT AND REASONABLE OPPORTUNITY TO INSPECT ALL BIONUTRICS DISTILLATE PRODUCTS, RICE BRAN OIL DISTILLATE, DERIVATIVE PRODUCTS AND RICE BRAN PRODUCTS AS TO WHICH ANY CLAIM IS MADE THAT SUCH BIONUTRICS DISTILLATE PRODUCTS, RICE BRAN OIL DISTILLATE, DERIVATIVE PRODUCTS AND RICE BRAN PRODUCTS DO NOT CONFORM TO THE SPECIFICATIONS AS FOLLOWS: AT HUMKO'S OPTION, AND AS A CONDITION TO ANY WARRANTY CLAIMS HEREUNDER, BIONUTRICS WILL ALLOW HUMKO TO TAKE CONTROL OF SUCH BIONUTRICS DISTILLATE PRODUCTS, RICE BRAN OIL DISTILLATE, DERIVATIVE PRODUCTS AND RICE BRAN PRODUCTS AND DIRECT THEIR DISPOSAL. UPON RECEIPT OF SHIPPING INSTRUCTIONS FROM HUMKO, BIONUTRICS WILL RETURN TO HUMKO, AT HUMKO'S COST, ALL THE BIONUTRICS DISTILLATE PRODUCTS, RICE BRAN OIL DISTILLATE, DERIVATIVE PRODUCTS AND RICE BRAN PRODUCTS ALLEGEDLY NOT CONFORMING TO THE SPECIFICATIONS; PROVIDED, HOWEVER, IN THE EVENT THAT IT IS SUBSEQUENTLY DETERMINED THAT SUCH BIONUTRICS DISTILLATE PRODUCTS, RICE BRAN OIL DISTILLATE, DERIVATIVE PRODUCTS AND RICE BRAN PRODUCTS DO IN FACT CONFORM TO THE SPECIFICATIONS, BIONUTRICS SHALL REIMBURSE HUMKO FOR ALL SUCH SHIPPING COSTS INCURRED BY HUMKO.

7.       INVOICE AND PAYMENT.

         A. As soon as reasonably practicable after shipment or pick-up of the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products ordered by Bionutrics pursuant to this Agreement, Humko will send an invoice on Humko's usual form to Bionutrics for such Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products. The invoice will set forth the quantities of the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products delivered in accordance with this Agreement and the applicable price for such Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products (determined in accordance with Exhibits A and D hereto and elsewhere herein).

         B. Bionutrics will pay all correct invoices for the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products ordered by and delivered to Bionutrics in accordance with this Agreement. The terms of payment are net 15 days. For any invoices containing invoicing errors, such dates, with respect to the incorrect portions of the invoice only, are extended until the invoicing errors are corrected and a new invoice, with respect to the incorrect portions on the original invoice, is sent.

         C. All payments required to be made under this Agreement shall bear interest from the due date until paid at the rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law and (ii) (a) the prime rate of interest published by the banking institution in which Humko has deposited the most significant portion of its deposited funds plus five percent (5%), or (b) fifteen percent (15%) per annum.

8.       QUALITY CONTROL.

         A. As reasonably requested by Bionutrics, Humko will submit samples of the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products to Bionutrics at no cost to Bionutrics.

         B. In the event there is any actual or threatened recall or withdrawal of any the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products or any actual or threatened litigation, claim, or governmental proceeding involving the quality or safety of any the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products, the parties will cooperate in good faith with one another to address such matters.

9. RISK OF LOSS. Humko assumes all risk of loss or damage to all the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products prior to delivery to Bionutrics in accordance with orders placed by Bionutrics pursuant to Sections 3.D and 3.E and other applicable terms of this Agreement.

10.      FORCE MAJEURE, HUMKO'S OPTION AND DEFAULT.

         A. Notwithstanding anything to the contrary contained in this Agreement, delays by Humko in the performance or non-performance of its obligations under this Agreement will be excused if due to any cause beyond Humko's reasonable control, including, by way of example only and not limitation, acts of God, governmental laws, rules, or regulations, wars, fires, the elements, labor troubles , interruption or shortage of transport facilities, or inability to obtain raw material or packaging supplies.

         B. At any time and from time to time, Humko may, at its sole option, upon nine (9) months written notice to Bionutrics and for reasons other than as set forth in Section 10.A: (i) choose not to supply the requirements, or any portion thereof, of Bionutrics Distillate Products or Rice Bran Products as required by this Agreement to Bionutrics under this Agreement for any period of time or (ii) choose not to supply its output, or any portion thereof, of the Rice Bran Oil Distillate (subject to the terms of Sections 3.A(iii) and (iv)) or Derivative Products, or any portions of such requirements or output, to Bionutrics under this Agreement for any period of time. The exercise of such option by Humko shall, at Bionutrics sole option, excuse Bionutrics' obligation to purchase the supply or requirements, as the case may be, of the applicable Bionutrics Distillate Products or the Rice Bran Products or the output, as the case may be, of the Rice Bran Oil Distillate or Derivative Products to the extent the exercise of such option by Humko impacts the supply or requirements. To the extent that Humko has exercised its option to no longer supply Bionutrics' requirements of Bionutrics Distillate Products, Humko grants to Bionutrics a limited, nonexclusive, nontransferable license to use the Intellectual Property to import Bionutrics Distillate from outside North America to produce Bionutrics Distillate Products in its own facilities (and the facilities of its subsidiaries and Affiliates). To the extent that Humko has exercised its option to no longer supply Bionutrics with its requirements of any Rice Bran Product, Bionutrics shall be free to contract with third parties for its additional requirements of such Rice Bran Product. This Agreement shall not be construed to grant to Bionutrics, and Humko expressly negates and reserves, any rights to use any of the Intellectual Property with respect to the production of Rice Bran Oil Distillate in North America. Similarly, this Agreement shall not be construed to grant to Bionutrics or any third party supplying Bionutrics with such Rice Bran Product, and Humko expressly negates and reserves, any rights to use any of the Intellectual Property with respect to the processing of such Rice Bran Products or such Bionutrics Products in North America to Bionutrics. Bionutrics expressly covenants not to use in North America the Intellectual Property with respect to the production of any Rice Bran Products or such Bionutrics Products.

         C. If either party defaults in the performance of its obligations under this Agreement, the non-defaulting party immediately will notify the defaulting party of such default and the time to cure such default, which time will be five days in the case of a failure to pay amounts due for the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products (but only given twice per calendar year), and 30 days for all other defaults, after the defaulting party receives such notice of the default; provided, however, if such non-monetary default is curable but requires work to be performed, acts to be done or conditions to be remedied which, by their nature, cannot be performed, done or remedied, as the case may be, within such 30-day period, then no default shall be deemed to have occurred if the defaulting party commences same within such 30-day period and thereafter diligently and continuously prosecutes the same until completion. Subject to the foregoing provisions of this Section 10.C., any default by either party under this Agreement shall entitle the other party to all remedies available at law or in equity including, without limitation, the right to terminate this Agreement upon notice to the defaulting party. The termination of this Agreement in whole or in part pursuant to this Section 10.C. will not relieve either party from the obligations in this Agreement which survive termination. Each of the following shall also constitute a default under this Agreement:

         (1) the entry of an "Order for Relief" naming a party as a "Debtor" under Title 11 of the United States Code or upon the entry of a decree or order by a court having competent jurisdiction in respect to any petition filed or action respecting a party directly involved in a reorganization, arrangement, creditors' composition, readjustment, liquidation, dissolution, bankruptcy, or similar relief under any other present or future United States or other statute, law or regulation, whether or not resulting in the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official, and any such decree or order is in effect for a period of thirty (30) consecutive days;

         (2) the making by a party of an assignment for the benefit of creditors, or the admission by such party in writing of its inability to pay its debts generally as they become due, or the taking of action by a party in furtherance of any such action; or

         (3)     as expressly provided elsewhere in this Agreement.

         D. During any force majeure event under Section 10.A., or default by Humko, Bionutrics, as its sole and exclusive remedy, may remove any or all of the impacted part of the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products business from Humko and obtain such Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products from any other supplier during the applicable period of such force majeure event or the period of such default; provided, however, when the period covered by such force majeure events or Humko's exercise of the option contained in Section 10.B., or when such default is cured by Humko, Bionutrics shall, upon ninety (90) days written notice, cease purchasing the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products or any products similar thereto from other suppliers and shall continue purchasing the Bionutrics Distillate Products, Rice Bran Oil Distillate, Derivative Products and Rice Bran Products solely from Humko under this Agreement. This Agreement shall not be construed to grant to Bionutrics, and Humko expressly negates and reserves, any rights to use any of the Intellectual Property with respect to the production of Bionutrics Distillate, Rice Bran Oil Distillate and Rice Bran Products in North America. Similarly, this Agreement shall not be construed to grant to Bionutrics or any third party supplying Bionutrics with such Bionutrics Distillate Products, Rice Bran Oil Distillate or Rice Bran Products, and Humko expressly negates and reserves, any rights to use any of the Intellectual Property with respect to the processing of, such Bionutrics Distillate Products, Rice Bran Oil Distillate or Rice Bran Products or such Bionutrics Products in North America to Bionutrics.

         E. No failure by any party to exercise any right given in this Agreement or to insist on strict compliance by the other party of any obligation under this Agreement will constitute a waiver of the party's right to later demand exact compliance with the terms of this Agreement.

11. INDEMNIFICATION. Bionutrics will defend, indemnify, and hold harmless Humko and its parents, subsidiaries, Affiliates, successors, and assigns, and their respective officers, directors, employees, agents, and contractors from and against (i) any and all claims, demands, liabilities, losses, damages, cost, or expenses (including reasonable attorneys' fees), including by way of example only and not limitation for death, personal injury, property damage, or otherwise to the extent based on, arising out of, or in any way related to Bionutrics' or its parents', subsidiaries', Affiliates', successors', or assigns', or their respective officers', directors', employees', agents', or contractors' failure to perform its obligations under this Agreement, or any negligent act, misfeasance, malfeasance, non-feasance or strict liability by Bionutrics or its parents, subsidiaries, Affiliates, successors, or assigns, or their respective officers, directors, employees, agents, or contractors, and
(ii) any and all fees (including reasonable attorney's fees), costs, and expenses incurred by Humko or its parents, subsidiaries, Affiliates, successors, or assigns, or their respective officers, directors, employees, agents, or contractors in the investigation, correction, or defense against any and all such losses, claims, or threatened claims; except to the extent any such claim for loss, cost, expense, damage, or liability is the direct result of the acts or negligence of Humko or its parents, subsidiaries, Affiliates, successors, or assigns, or their respective officers, directors, employees, agents, or contractors. If Humko receives notice of any claim for which it considers Bionutrics responsible under this Section 11, Humko promptly will inform Bionutrics in writing.

12. NOTICES. Any notice or other communication required or permitted in this Agreement will be in writing and sent by overnight delivery or registered or certified mail, return receipt requested, with postage and all other charges prepaid. All notices will be addressed to the respective party at the address below or to such other address as the party may designate in writing. Notices will be deemed effective upon delivery or the first good faith reasonable attempt to deliver during regular business hours.

                          If to Bionutrics:    Bionutrics, Inc.
                                               2425 E. Camelback Road, Suite 650
                                               Phoenix, Arizona 85016
                                               Attention: Ronald H. Lane
                                               Telecopy No.: 602-508-0115

                          With copies to:      Friedman Siegelbaum LLP
                                               399 Park Avenue, 20th Floor
                                               New York, New York 10022-4689
                                               Attention: J. Robert Horton
                                               Telecopy No.: 212-980-6991

                          If to Humko:         AC Humko Corp.
                                               7171 Goodlett Farms Parkway
                                               Memphis, Tennessee 38018
                                               Telecopy No. 901-381-3066
                                               Attention:  Dennis W. Koerner

                          With copies to:      Vinson & Elkins L.L.P.
                                               2500 First City Tower
                                               1001 Fannin
                                               Houston, Texas 77002-6760
                                               Telecopy No.:  713-615-5234
                                               Attention:  James B. Rylander

13.      CONFIDENTIALITY.

         A. Except for the proper exercise of any rights granted or reserved under other provisions of this Agreement, and except for any other confidentiality provisions set forth in any other agreement or instrument involving Bionutrics (or any of its Affiliates or subsidiaries) and Humko, Bionutrics (and its Affiliates and subsidiaries) will take such precautions as it normally takes with its own confidential or proprietary information to keep confidential and not to publish or otherwise disclose to a third party without the prior written consent of Humko, except as permitted or anticipated in this Agreement, any information of a proprietary nature furnished by Humko in connection with this Agreement, including by way of example only and not limitation technology, marketing strategy, specifications, product information, data, inventions, processes, know-how, sales force information, sales data, plans, trade secrets, call lists, customer lists, business information, adverse reaction reports, and this Agreement (collectively called "Confidential Information") without the prior written consent of Humko except, subject to Section

13.C below, to the extent that such Confidential Information is required to be disclosed for purposes of complying with governmental laws and regulations.

         B. Bionutrics will disclose Confidential Information of Humko only to those of its employees that have a need for access to it in order to enable Bionutrics to perform under this Agreement; provided, however, that Bionutrics has first advised all persons who receive any of the Confidential Information of its confidential nature, and provided, further, that Bionutrics has first obtained assurances from all such persons that they will abide by the terms and conditions of this Confidentiality Agreement as if such persons were parties hereto.

         C. Nothing in this Section 13 will prevent disclosure or use of Confidential Information that is required to be disclosed by applicable law or regulation or by order of a court or regulatory body having competent jurisdiction, and (a) Bionutrics, in writing and in advance of any disclosure, makes the requesting entity aware of Bionutrics' obligations of confidentiality in this Agreement, and (b) Bionutrics provides timely written notice to Humko in advance of any disclosure to the court, regulatory body, or other entity so as to permit Humko to address with the requesting party any concerns of Humko regarding such requested disclosure.

         D. After the effective date of the termination or expiration of this Agreement, and within 30 days following receipt of a written request from Humko, Bionutrics will return to Humko its tangible Confidential Information.

         E. The provisions of this Section 13 will apply during the Term of this Agreement and for five years following the Term.

14.      SALE, TRANSFER, ASSIGNMENT, AND CHANGES IN MANAGEMENT.

         A. This Agreement will bind and inure to the benefit of the parties and their successors and assigns except that none of the Bionutrics Entities will have any right whatsoever to make any assignment of any of its respective rights or obligations without the written approval of Humko. No sale, assignment, transfer, conveyance, or encumbrance, whether by law or otherwise, will be of any force or effect unless such written approval will have been first obtained.

         B. No person, firm, or corporation will succeed to any of the rights of a party under this Agreement by virtue of any voluntary or involuntary proceeding in bankruptcy, receivership, attachment, execution, or assignment for the benefit of creditors, or other legal process.

15. SEVERABLE CONDITIONS. If any provision of this Agreement is held to be void, invalid, or unenforceable, such provision will be construed as severable and will not in any way affect or render void, invalid, or unenforceable any other provision of this Agreement, and this

Agreement will be carried out as if such void, invalid, or unenforceable provision was not a part of this Agreement.

16. WAIVER AND MODIFICATION. The terms of this Agreement may not be altered, waived, modified, or discharged except by an express declaration in writing on behalf of the parties by duly authorized officers and referring specifically to this Agreement, and no separate oral or other written agreement which may be made between any of the parties' employees will in any way modify this Agreement. Furthermore, any waiver of the requirements of this Section 16 likewise must be explicit and in a writing signed by a duly authorized representative of each party.

17. SURVIVAL. All of party's rights and privileges provided under this Agreement, to the extent they are fairly attributable to events or conditions occurring or existing on or prior to the expiration or termination of this Agreement, will survive the expiration or termination and be enforceable by the party and its successors and assigns.

18.      GOVERNING LAW AND FORUM.

         (A) CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, AND INTERPRETED IN ACCORDANCE WITH THE PROVISIONS OF, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PROVISIONS THAT REFER A MATTER TO THE LAW OF ANY OTHER JURISDICTION.

         (B) FORUM SELECTION CLAUSE. THE BIONUTRICS ENTITIES (FOR THEMSELVES, THEIR SUCCESSORS, AND ASSIGNS) AND HUMKO HEREBY IRREVOCABLY AGREE THAT ANY AND ALL CLAIMS FOR RELIEF ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT(ALL OF WHICH ARE REFERRED TO AS THE "CLAIMS"), WHETHER SUCH CLAIMS SOUND IN CONTRACT, TORT OR OTHERWISE, AT LAW OR IN EQUITY, UNDER STATE OR FEDERAL LAW, WHETHER BY STATUTE OR COMMON LAW, SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN THE JURISDICTION IN WHICH THE HEADQUARTERS OF THE DEFENDANT IN SUCH SUIT IS THEN LOCATED. FOR EXAMPLE, AS OF THE EFFECTIVE DATE, ANY CLAIMS BROUGHT AGAINST HUMKO SHALL BE BROUGHT EXCLUSIVELY IN MEMPHIS, TENNESSEE, AND ANY CLAIM BROUGHT AGAINST THE BIONUTRICS ENTITIES SHALL BE BROUGHT EXCLUSIVELY IN PHOENIX, ARIZONA.

19.      LIMITATIONS OF LIABILITY.

         (a) IN NO EVENT SHALL HUMKO BE LIABLE TO ANY OR ALL OF THE BIONUTRICS ENTITIES FOR ANY CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR ANY OTHER LEGAL THEORY. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOST PROFITS, EVEN IF HUMKO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         (b) IN NO EVENT SHALL THE BIONUTRICS ENTITIES BE LIABLE TO HUMKO FOR ANY CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR ANY OTHER LEGAL THEORY. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOST PROFITS, EVEN IF THE BIONUTRICS ENTITIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

20. DESCRIPTIVE HEADINGS. The descriptive headings of the Sections in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

21. COUNTERPARTS. This Agreement may be executed in two original counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument representing the agreement of the parties.

22. RIGHT TO ENTER INTO AGREEMENT. The parties warrant and represent that they have the capacity and right to enter into this Agreement. Each party is an independent contractor in the performance of its respective obligations under this Agreement.

23. ENTIRE AGREEMENT AND EXHIBITS. The conditions set forth in Humko's standard Purchase Order, a current copy of which is attached as Exhibit C, constitute additional terms and conditions of this Agreement. In the event that any of the terms of Exhibit C are deemed to be conflicting or inconsistent with the terms of this Agreement, the terms of this Agreement will prevail. This Agreement supersedes all former agreements, understandings, communications, and negotiations between the parties relating to any and all of the matters for which provision is made under this Agreement. The following Exhibits are incorporated by reference: Exhibit A - Price; Exhibit B - Specifications; Exhibit C - Humko's Standard Purchase Order; Exhibit D - Pricing for Distillate Products; and Exhibit E - Delivery and Invoice Procedures.


                            [Signature Page follows]

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties by their duly authorized respective officers as of the date noted above.

                                           BIONUTRICS, INC.


                                           By:
                                              ----------------------------------
                                                   Ronald H. Lane
                                                   President and Chief
                                                   Executive Officer



                                           BIONUTRICS HEALTH PRODUCTS, INC.


                                           By:
                                              ----------------------------------
                                                   Ronald H. Lane
                                                   President



                                           INCON TECHNOLOGIES, INC.


                                           By:
                                              ----------------------------------
                                                   John Palmer
                                                   Chairman and Chief
                                                   Executive Officer



                                           AC HUMKO CORP.


                                           By:
                                              ----------------------------------
                                                   Wayne Briesemeister,
                                                   Vice President

                                [Signature Page]

                                   EXHIBIT A

                    Price for Bionutrics Distillate Products



The Price for Bionutrics Distillate Products shall be as follows:

For the evolvE(R) products, the price to be paid by Bionutrics or other Bionutrics Entities to Humko shall be two times the cost incurred by Humko in producing the evolvE(R) products. Humko agrees to be responsible for encapsulation and packaging (including placing the capsules in cartons and cases) of the evolvE(R) products. For all other products derived from Bionutrics Distillate, the price to be paid by Bionutrics or other Bionutrics Entities to Humko shall be three times the direct costs incurred by Humko in producing these products.

                                   EXHIBIT B


                                 SPECIFICATIONS

                                   EXHIBIT C


                        HUMKO'S STANDARD PURCHASE ORDER

                                   EXHIBIT D



                 PRICING FOR RICE BRAN OIL DISTILLATE PRODUCTS

The price is $10.00 per pound of contained tocopherol, basis 10%, FOB applicable Humko Plants. The following discount scale shall apply to distillate that contains less than 10% Tocol:

                     % TOCOL                      DISCOUNT
                     -------                      --------
                     9 - 9.9%                        2.5%
                     8 - 8.9%                        5.0%
                     7 - 7.9%                        7.5%
                     6 - 6.9%                       12.5%
                     5 - 5.9%                       17.5%
                     4 - 4.9%                       20.0%
                     3 - 3.9%                       22.5%

                                   EXHIBIT E

                        DELIVERY AND INVOICE PROCEDURES

                             (DISTILLATE PRODUCTS)


DELIVERY

         Humko shall notify Bionutrics when distillate is available for pick up at one of the Humko Plants. Bionutrics shall arrange to pick up distillate at the specified location within 2 working days of said notification.


INVOICING

         Invoices shall be calculated on the basis of pricing in Exhibit D. The percentage of Tocol content shall be determined by procedures mutually agreed to by the parties.